UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Material
☐ Soliciting Material under §240.14a-12

The Beauty Health Company
(Name of Registrant as Specified In Its Charter)

_________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE BEAUTY HEALTH COMPANY

2165 Spring Street
Long Beach, California 90806
LETTER TO STOCKHOLDERS
April 28, 2023
Dear Stockholder:
You are cordially invited to attend this year’s annual meeting of stockholders of The Beauty Health Company on June 14, 2023, at 1:00 p.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SKIN2023 and entering the company number and control number included on the Notice of Internet Availability of Proxy Materials (the "Internet Availability Notice") delivered to you or the proxy card or voting instructions that accompanied your proxy materials, if you requested and received a printed copy of the proxy materials.
Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote by telephone or Internet or by marking, signing and returning a proxy card, if you requested and received paper copies of the proxy materials. For specific instructions on voting, please refer to the instructions on your Internet Availability Notice or proxy card. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

ANDREW STANLEICK
CHIEF EXECUTIVE OFFICER

THE BEAUTY HEALTH COMPANY
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2023

When	June 14, 2023 at 1:00 p.m. PDT		How to Vote in Advance

Where	Virtually at: www.virtualshareholdermeeting.com/SKIN2023	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of three nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR ALL” director nominees.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2
Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2023. The Board of Directors recommends a vote “FOR” this proposal.
		By Phone	You can vote your shares by calling 1-800-690-6903

Proposal 3	Advisory vote to approve named executive officer compensation. The Board of Directors recommends a vote “FOR” this proposal.

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management may speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your Notice of Internet Availability, proxy card or voting instruction form in hand and follow the instructions provided therein.

Who Can Vote	Only owners of record of the Company’s issued and outstanding Class A Common Stock as of the close of business on April 17, 2023. Each share of Class A Common Stock is entitled to one vote.
Date of Mailing	A Notice of Internet Availability or a printed copy of the proxy materials were first mailed to stockholders of record entitled to receive notice of the Annual Meeting on or about April 28, 2023.
In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the virtual annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions in the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the Internet Availability Notice or proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.virtualshareholdermeeting.com/SKIN2023 during the Annual Meeting.

THE BEAUTY HEALTH COMPANY
BY ORDER OF THE BOARD OF
DIRECTORS

ANDREW STANLEICK
CHIEF EXECUTIVE OFFICER
Long Beach, California
Dated: April 28, 2023

THE BEAUTY HEALTH COMPANY
2165 Spring Street
Long Beach, California 90806
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2023
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Beauty Health Company, a Delaware corporation, for use at the 2023 annual meeting of stockholders (the “Annual Meeting”). This Proxy Statement and related materials were first made available to stockholders of record entitled to receive notice of the Annual Meeting on or about April 28, 2023. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to The Beauty Health Company and its consolidated subsidiaries. When we refer to the Company’s fiscal year, we mean the applicable annual period ended on December 31.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials and Voting Information
1.What are proxy materials?
A proxy statement is a document that includes information that we are required to provide to you under the rules promulgated by the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares (your “shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) at the Annual Meeting. The proxy materials include our proxy statement for the Annual Meeting (this “Proxy Statement”), our Annual Report to Stockholders (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022) (the “Annual Report”), and a proxy card or a voting instruction card for the Annual Meeting, if you request a printed copy of the proxy materials.
This Proxy Statement contains information about the Annual Meeting and was prepared by our management. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”), and made these proxy materials and the Notice available online, on or about April 28, 2023 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder of record, you are invited to attend our virtual Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement.
2.What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.
3.Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we sent the Notice to our stockholders of record and beneficial owners as of the close of business on April 17, 2023 (the “Record Date”).
4.I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy proxy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy materials by contacting their broker.
We will promptly deliver to a stockholder who receives one copy of the Notice as a result of “householding” a separate copy of the Notice upon such stockholder’s written or oral request directed to Investor Relations at The Beauty Health Company, 2165 Spring Street, Long Beach, CA 90806 or (800) 603-4996.
5.Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record is entitled to one vote per share of Class A Common Stock. On the Record Date, there were 132,628,714 shares of Class A Common Stock issued and outstanding.
Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals appointed by the Board to act as proxies at the Annual Meeting and listed on the proxy card or to vote virtually at the Annual Meeting.
Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of your shares, and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
6.What items of business will be voted on at the Annual Meeting? How does the Board of Directors recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of three Class II directors	For all, withhold all, or for all except.	A plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	No effect.	No effect.	FOR ALL director nominees
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm of the Company for fiscal year 2023.	For, against, or abstain.	The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	No effect.	Not applicable; Brokers have discretion to vote.	FOR the ratification of the appointment of Deloitte
Proposal 3: Advisory vote to approve named executive officer compensation.	For, against, or abstain.	The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	No effect.	No effect.	FOR the named executive officer compensation set forth in the Proxy Statement

7.How do I cast my vote if I am a stockholder of record entitled to vote at the Annual Meeting?
If you are a stockholder of record entitled to vote at the Annual Meeting, you can vote your shares by proxy electronically, by telephone or by mail, if you requested and received a printed copy of the proxy materials, by following the instructions set forth below:
Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign, date and return the proxy card or voting instruction form in the postage-paid envelope provided to you by mail to The Beauty Health Company, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/SKIN2023. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Please note that you cannot vote your shares by filling out and returning the Notice. The Notice does, however, include instructions on how to vote your shares.
8.Is there a deadline for submitting proxies electronically or by telephone or mail?
Yes. Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. EDT on June 13, 2023.
Proxies submitted by mail must be received before the close of the Annual Meeting on June 14, 2023.
Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.
9. What if I am a stockholder of record entitled to vote at the Annual Meeting and do not specify a choice for a matter when returning a proxy?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy, but do not provide specific voting instructions, your shares will be voted:
(1)    FOR ALL Class II director nominees;
(2)    FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm of the Company for fiscal year 2023; and
(3)    FOR the compensation of our named executive officers, as set forth in the Proxy Statement.
If you have returned a signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote your shares on those matters for you.
10.What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of The New York Stock Exchange, if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person on your behalf depends on the nature of the item being considered for vote.

Under the rules of The New York Stock Exchange, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters, but not on non-routine matters. As such, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm will not be permitted to vote your shares with respect to Proposal 1 (election of directors) or Proposal 3 (advisory vote on named executive officer compensation), since these proposals are considered to be non-routine matters, unless you provide instructions as to how your shares should be voted. Proposal 2 (the ratification of the appointment of the independent registered public accounting firm) is considered a routine matter, so your broker, bank or other nominee that holds your shares has discretion to vote your shares on Proposal 2 if they do not otherwise receive voting instructions from you. Accordingly, we do not expect there to be any broker non-votes for Proposal 2.
11.How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal, because the broker does not have authority to vote on the non-discretionary item (i.e., Proposals 1 and 3) and has not received voting instructions from its client.
Broker non-votes, withheld votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether a quorum is present. However, because broker non-votes and abstentions are not considered votes “cast” under Delaware law, they will have no effect on the approval of Proposals 1 or 3.
12.What constitutes a quorum?
A quorum will be present if holders of a majority of the outstanding voting power of our Class A Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.
13.What can I do if I change my mind after I vote my shares? Can I revoke my proxy?
At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:
•giving written notice to our Secretary revoking your proxy;
•submitting a later-dated proxy by telephone or electronically before 11:59 p.m. EDT on June 13, 2023;
•delivering a later-dated mailed proxy received before the close of the Annual Meeting on June 14, 2023; or
•voting online at the Annual Meeting.
14.Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
15.May I see a list of stockholders entitled to vote as of the Record Date?
Yes. A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the Annual Meeting. During the Annual Meeting, such list will be available for examination at www.virtualshareholdermeeting.com/SKIN2023.
16.How do I attend the Annual Meeting virtually?
We will host the Annual Meeting live online via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SKIN2023. The webcast will start at 1:00 p.m. PDT. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to enter the Annual Meeting, you will need the 16-digit control number included on your Notice, the instructions that accompanied your proxy materials or your proxy card (if you received a printed copy of the proxy materials). Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SKIN2023. We encourage you to access the Annual Meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.

17.Why is the Annual Meeting a virtual, online meeting?
Our Annual Meeting will be a virtual meeting of stockholders using cutting edge technology, conducted via live audio webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and broader participation by enabling stockholders to participate from any location around the world. We believe a virtual meeting also improves our ability to communicate more effectively with our stockholders during the Annual Meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the Annual Meeting.
18. Who will pay the cost of solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our employees and directors, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. The Company may also retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.
We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
19.How can I access the Proxy Statement and Annual Report?
As described in the Notice, our Proxy Statement and Annual Report are available online at www.proxyvote.com.
These proxy materials are also available in the “Investor Relations” section of our website: https://investors.beautyhealth.com/ in the “Financials” and “SEC Filings” subsection.
If you have received a Notice and you would prefer to receive the proxy materials in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR ALL” WITH RESPECT TO THE ELECTION OF THE CLASS II DIRECTOR NOMINEES LISTED BELOW.

General
Our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board. As a result, a portion of our Board of Directors will be elected each year. Our current directors and their respective current terms are as follows:

Class II Directors Current Term Ending at 2023 Annual Meeting	Class III Directors Current Term Ending at 2024 Annual Meeting	Class I Directors Current Term Ending at 2025 Annual Meeting
Michael D. Capellas Dr. Julius Few Brian Miller	Marla Beck Brenton L. Saunders Doug Schillinger	Desiree Gruber Michelle Kerrick Andrew Stanleick
On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Mr. Michael D. Capellas, Dr. Julius Few and Mr. Brian Miller as nominees for re-election as Class II directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the 2026 annual meeting of stockholders or until his successor is duly appointed or elected and qualified or until his earlier death, resignation or removal.
Each of Mr. Capellas, Dr. Few and Mr. Miller currently serves as a member of our Board of Directors and has agreed to serve if elected at the Annual Meeting. The biographies for each of Mr. Capellas, Dr. Few and Mr. Miller may be found below under the heading “Directors and Nominees - Nominees for Election to the Board of Directors (Class II Directors).”
In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons appointed by the Board to act as proxies at the Annual Meeting will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR ALL the nominees. The proxy cannot be voted for a greater number of persons than three.
Vote Required
If a quorum is present, a nominee for Class II director will be elected to the Board of Directors by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome of the election.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR ALL with respect to the election of the Class II director nominees, Mr. Michael D. Capellas, Dr. Julius Few and Mr. Brian Miller.

Directors and Nominees
The following table and biographical information that follows provide certain information about Mr. Michael D. Capellas, Dr. Julius Few and Mr. Brian Miller as well as our other continuing directors. Such information is current as of April 17, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such individual should be nominated to serve on our Board of Directors in light of our business, and that each director offers significant individual attributes and contributions important to our Board’s overall composition and functioning.
There is no family relationship between any of our executive officers, directors, or director nominees. Each of our directors, except Ms. Desiree Gruber, Mr. Andrew Stanleick and Ms. Marla Beck, has served as a director since May 4, 2021. Ms. Desiree Gruber has served as a director since June 2021, Mr. Andrew Stanleick has served as a director since February 2022, and Ms. Marla Beck has served as a director since June 2022.

Name	Age	Position
Andrew Stanleick	52	Chief Executive Officer, President and Director
Brenton L. Saunders	53	Chairman of the Board and Former Interim Chief Executive Officer and Former Executive Chairman
Marla Beck	52	Director
Michael Capellas	68	Director
Dr. Julius Few	55	Director
Desiree Gruber	55	Director
Michelle Kerrick	60	Director
Brian Miller	48	Director
Doug Schillinger	49	Director

Nominees for Election to the Board of Directors (Class II Directors)
Michael D. Capellas has served on our Board of Directors since May 4, 2021. Mr. Capellas has also been a member of the Board of Directors of Cisco Systems, Inc. since January 2006 and currently serves as Cisco's lead independent director. He has served as founder and Chief Executive Officer of Capellas Partners, a private equity firm, since November 2012. He served as Chairman of the Board of VCE Company, LLC ("VCE"), a company providing information technology services, from January 2011 until November 2012 and as Chief Executive Officer of VCE from May 2010 to September 2011. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation, a financial services company, from September 2007 to March 2010. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), a telecommunications company, previously WorldCom. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company, an information technology company, from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation ("Compaq"), an information technology company, in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas also currently serves as the chairman of the board of directors of Flex Ltd. and as a director of Elliot Opportunity II Corp. He previously served as the independent lead director of MuleSoft, Inc., ending in 2018.
We believe that Mr. Capellas is qualified to serve on our Board because of his executive roles, his background of leading global organizations and public company boards, and his expertise in several key areas such as strategic product development, digital/technology, business development and strategy, sales, marketing, environmental, social & governance matters, international markets, compliance/ethics, and finance.
Dr. Julius Few has served on our Board of Directors since May 4, 2021. Dr. Few founded and has been Director of The Few Institute for Aesthetic Plastic Surgery since 2008. A board-certified plastic surgeon in private practice, Dr. Few is widely recognized for enhancing the aesthetic appearance of his patients and contributing to research in plastic surgery. He is called upon by regulatory agencies, professional associations and international study bodies to share his expertise on surgical techniques and skin care innovations. Dr. Few can be seen across leading media channels including CBS News, ABC News, 20 20, Good Morning America, CNN, NBC News, The Wall Street Journal, Crain’s Business, Health Magazine, The Chicago Sun Times, The Chicago Tribune, WEB MD and Washingtonian Magazine on cosmetic procedures and treatments. Dr. Few also serves as a Clinical Professor for the Division of Plastic Surgery at the University of Chicago as well as a Health Systems Clinician at Northwestern University. He is on the Board of Trustees of the Museum of Contemporary Art and is a founding member of the Common Ground Foundation. He is also the founder of the Few Initiative, a non-profit that aids disadvantaged youth. Dr. Few received his medical degree from the University of Chicago Pritzker School of Medicine and completed his residency in general surgery at the University of Michigan Medical Center, followed by plastic surgery training at Northwestern University. In addition, Dr. Few received special facial and eye cosmetic training in Honolulu, New York and Atlanta.

We believe that Dr. Few is qualified to serve on our Board because of his deep knowledge and background in the beauty and medical industry, his senior leadership and management skills, and his experience in sales & marketing, health & safety, product development and business scaling.
Brian Miller has served on our Board of Directors since May 4, 2021. Mr. Miller is a Managing Partner and Co-Founder of Linden Capital Partners LLC ("Linden"), a private equity firm, which was founded in 2004. He has been involved in healthcare principal investing since 1998. Prior to Linden, Mr. Miller was a founding member of the healthcare team at First Chicago Equity Capital, a private equity firm. Mr. Miller began his career in the investment banking division of Salomon Brothers Inc. (currently Citigroup). He is currently a board member of Lifestyles Healthcare, Vital Care, Flexan, MeriCal, StatLab Medical Products and Collagen Matrix, and was previously a board member of Z-Medica, Solara, SeraCare, BarrierSafe Solutions International, CORPAK MedSystems, HYCOR Biomedical, Strata Pathology Services and Suture Express. He is a board member of AdvaMed, the Founder of the Healthcare Private Equity Association, the founder of Private Equity Analysts of Chicago, a Trustee of The University of Chicago Medical Center, and a member of the Economic Club of Chicago.
We believe that Mr. Miller is qualified to serve on our Board because of his significant knowledge of our Company and his extensive beauty and consumer product, investment banking, management, and senior leadership experience, as well as his business experience in global operations, finance/audit, corporate governance, regulatory, manufacturing, sales & marketing, environmental, human resources & talent, environmental, social & governance matters, product development, compliance/ethics, investor relations, and talent development.
Continuing Directors - Class I Directors
Andrew Stanleick has served as our Chief Executive Officer, President and Director since February 7, 2022. Prior to joining the Company, Mr. Stanleick held senior roles at Coty Inc. ("Coty"), a multi-national beauty company, since August 2017, including serving as its Executive Vice President, Americas and Chief Executive Officer of Kylie Jenner Beauty since March 2020. From June 2018 to May 2020, Mr. Stanleick served as Coty's Senior Vice President, North America, and from August 2017 to June 2018, he served as its Senior Vice President, Europe. Prior to joining Coty, Mr. Stanleick worked in various roles, including President and Chief Executive Officer of the South East Asia-Pacific and European divisions of Coach Inc., a luxury American fashion company specializing in leather handbags, luggage, and accessories, from January 2013 to April 2016. He currently serves on the Executive Board of Directors for the Personal Care Products Council and The Fragrance Foundation
We believe that Mr. Stanleick is qualified to serve on our Board because of his significant knowledge of our Company, his extensive operational and leadership experience in the global beauty and cosmetics industry, as well as his experience in business strategy, finance, manufacturing, sales and marketing, product development and innovation, human resources and talent, compliance/ethics, and international aesthetics and brand execution via omnichannel and digital marketing.
Desiree Gruber has served on our Board of Directors since June 2021. Ms. Gruber, a Peabody Award-winner, founded Full Picture, a brand accelerator, content production, communications, and consulting services company in 1999 and currently serves as its Chief Executive Officer. As a notable entrepreneur, business strategist, and venture capitalist, Ms. Gruber co-founded the Project Runway television series in 2004 and co-founded Diagonal Ventures (“DGNL”) in 2016 with a goal to create real opportunities for women to achieve measurable success. DGNL invests in and architects transformational deals across the consumer, technology, and media spectrum in order to establish a legacy of female empowerment. Ms. Gruber also advises Anthos Capital, Pharrell Williams’ Something in the Water, and Chegg, and previously served as a board member of SLAM Corp. and DPCM Capital, Inc.
We believe that Ms. Gruber is qualified to serve on our Board because of her senior leadership experience and knowledge of the beauty and cosmetics products industry, her experience in business strategy, public company board service and corporate governance, commercial sales & marketing, business scaling, as well as her experience in retail and brand execution.
Michelle Kerrick has served on our Board of Directors since May 4, 2021. Ms. Kerrick served as the West Region Market Leader and Managing Partner of the Los Angeles office of Deloitte, an international professional services network. Ms. Kerrick worked at Deloitte for 35 years before retiring in September 2020. In her role, Ms. Kerrick was responsible for driving national strategy and client and business growth and strategic positioning across the 13-office West Region and the Los Angeles office. With more than 35 years of professional experience, Ms. Kerrick has served a diverse group of publicly and privately held companies, ranging from middle-market companies to large multi-nationals, in various industry sectors. Ms. Kerrick has expertise in finance and accounting, risk management and corporate governance. Ms. Kerrick is an independent corporate board director for AMH, f.k.a. American Homes 4 Rent. Ms. Kerrick is a retired member of the California and Arizona State Board of Accountancy and the American Institute of Certified Public Accountants.
We believe that Ms. Kerrick is qualified to serve on our Board because of her deep financial and strategic acumen, her experience in senior leadership, business strategy, public company board service and corporate governance, compliance/ethics, human resources & talent, environmental, social & governance matters, as well as her executive experience and valuable perspective in finance/accounting and audit practices.

Continuing Directors - Class III Directors
Brenton L. Saunders served as our Executive Chairman of the Board for the fiscal year of 2022 and has served on our Board of Directors since May 4, 2021. Mr. Saunders served as Interim Chief Executive Officer of the Company from January 1, 2022 to February 7, 2022, and currently serves as our Chairman of the Board. Mr. Saunders has over 25 years of experience in various aspects of healthcare and has been in leadership roles at several prominent global pharmaceutical and healthcare companies. Until May 2020, when it was acquired by AbbVie Inc. in a transaction valued at approximately $63 billion, Mr. Saunders served as Chairman, President and Chief Executive Officer of Allergan plc (“Allergan”), an American, Irish-domiciled pharmaceutical company. His role as President and Chief Executive Officer of Allergan began in July 2014 and his added role of Chairman began in October 2016. Mr. Saunders' first role as an executive officer in the pharmaceuticals and healthcare sectors began in 2003, as a member of the executive management team at Schering-Plough Corporation (“Schering-Plough”), where he held several key roles, including President of the company’s Global Consumer Health Care division. While at Schering-Plough, Mr. Saunders led the integrations of the company’s $14 billion acquisition of Organon Biosciences N.V. in 2007 as well as the merger between Schering-Plough and Merck & Co., Inc. in 2009. From March 2010 until August 2013, Mr. Saunders served as Chief Executive Officer of Bausch + Lomb Corporation, a leading global eye health company, until its acquisition by Valeant Pharmaceuticals, Inc. in 2013. He then became the Chief Executive Officer of Forest Laboratories Inc., a role he held until the company’s merger with Actavis plc (“Actavis”) in 2014. Following the merger with Actavis, Mr. Saunders was named Chief Executive Officer of the combined business. In 2015, he led Actavis’ acquisition of Allergan, renaming the post-combination company Allergan Plc.
Before joining Schering-Plough in 2003, Mr. Saunders was a Partner and Head of Compliance Business Advisory at PricewaterhouseCoopers LLP, an international professional services company. Prior to that, he was Chief Risk Officer at Coventry Health Care, Inc., a health insurance company, and Senior Vice President, Compliance, Legal and Regulatory at Home Care Corporation of America, a healthcare service provider. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System.
Over the course of his career, Mr. Saunders has overseen over 80 mergers, acquisitions, divestitures and licensing transactions, totaling over $300 billion in value. Notable highlights from Mr. Saunders’ transaction experience include Actavis’ approximately $28 billion acquisition of Forest Laboratories in 2014, Actavis’ $70 billion acquisition of Allergan in 2015 and the $40 billion sale of Allergan’s global generics business to Teva Pharmaceutical Industries Ltd in 2016. Mr. Saunders’ transaction experience also includes the divestiture of Allergan’s medical dermatology business, and the acquisitions of leading companies in the medical aesthetics space such as Kythera, Lifecell, and Zeltiq.
Additionally, as of March 6, 2023, Mr. Saunders rejoined Bausch + Lomb Corporation and currently serves as its Chairman and CEO.
We believe that Mr. Saunders is qualified to serve on our Board because of his extensive leadership experience, including his role as chief executive officer of two public global healthcare companies, deep understanding of business transformation, as well as his experience in financial, strategic, public company board service and corporate governance, regulatory, international markets and global scaling, product development, sales & marketing, compliance/ethics, human resources and talent, environmental, social & governance matters, and operational matters.
Marla Beck has served on our Board of Directors since June 6, 2022. Ms. Beck is the co-Founder and former Chief Executive Officer of Bluemercury, a high growth, disruptive omnichannel beauty retailer founded in 1999 and acquired by Macy’s Inc. in 2015. Ms. Beck led Bluemercury as Chief Executive Officer from 1999 to 2021, including as Chief Executive Officer of a division of Macys from 2015 to 2021. Ms. Beck was responsible for all aspects of operations, including digital strategies, marketing, merchandising, loyalty programming, real estate, store expansion and development, finance, and human resources across 180 locations and 27 states. Ms. Beck is also the co-founder of M-61 Laboratories, the creators of clean, sustainable brands M-61 Powerful Skincare and Lune+Aster Cosmetics. Prior to founding Bluemercury, Ms. Beck was a consultant at McKinsey & Company.
Ms. Beck also serves as an independent director of The Children’s Place, where she has served on their Audit and Corporate Responsibility, Sustainability and Governance committees. Furthermore, Ms. Beck serves on the Board of Trustees at the Sidwell Friends School in Washington D.C., as its Treasurer, and also serves on the Board of Directors at both Evenly Technologies and Glo Pharma. Ms. Beck served on the Global Advisory Board of edX and the executive and finance committees of the Board of Directors of the National Retail Federation.
We believe that Ms. Beck is qualified to serve on our Board because of her valuable perspective and experience in brand management, brand marketing, senior leadership, finance, sales & marketing, business scaling, human resources, compliance/ethics, and digital engagement (including e-commerce), as well as her extensive background and knowledge of our industry in general.

Doug Schillinger has served on our Board of Directors since May 4, 2021. Mr. Schillinger joined DW Healthcare Partners in 2004 and is currently a Managing Director and oversees a number of the firm’s portfolio investments. Mr. Schillinger’s investment, transaction and board experience include a broad array of healthcare service and medical devices including pharma services, diagnostics, medical tech products and devices, provider services, laboratory services, post-acute care, medical aesthetics, and telehealth. Before joining DW Healthcare Partners, Mr. Schillinger worked for Bain & Company and Accenture (previously Andersen Consulting). He is currently a board member of Public Partnerships Limited, Parnell Veterinary Pharmaceuticals, Aequor Healthcare Services, Chrysalis, CareXM, Spectrum Solutions and Vets Plus Inc. Mr. Schillinger was previously a board member of Z-Medica, Reliant Rehabilitation, Tandem Labs, American Optics, Global Physics Solutions and Arteriocyte Medical Systems. Mr. Schillinger is also a current board member of the Healthcare Private Equity Association and a former member of the Harvard Business School Alumni Board of Directors.
We believe that Mr. Schillinger is qualified to serve on our Board because of his significant knowledge of and history with medical devices, his experience as a seasoned investor, as well as his experience being a current and former director of many companies. Mr. Schillinger also has substantial experience in senior leadership, finance, sales & marketing, human resources, product development, compliance/ethics, and corporate governance.

CORPORATE GOVERNANCE
We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people, products, and services. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of our stockholders, and allows us to be a good corporate citizen in each of the countries where we do business.
Affirmative Determinations Regarding Director and Nominee Independence
Nasdaq listing standards require that a majority of the Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The definition also includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. To help determine whether a director is independent, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.
Our Board has determined that each of the following directors satisfies our independence standards, Nasdaq’s listing standards, and applicable SEC rules: Ms. Marla Beck, Mr. Michael Capellas, Dr. Julius Few, Ms. Desiree Gruber, Ms. Michelle Kerrick, Mr. Brian Miller, and Mr. Doug Schillinger.
Background and Experience of Directors
The nominating and corporate governance committee and the Board believe that a board composed of directors who have diverse personal backgrounds and experiences and who bring a fresh perspective is a priority for the Company. We seek to mix a diverse range of skills, backgrounds, and experiences such as leadership, beauty and consumer products, international and strategic planning experience, financial and accounting expertise, corporate governance, and governmental policy and regulatory experience, among others. We also value and consider broad diversity for our Board, including ethnicity, gender, nationality and age. The Board conducts an annual self-evaluation process and periodically considers its composition and refreshment in order to effectively align the Board’s mix of skills, experience and attributes with the Company’s business strategy.
As of the date of this Proxy Statement, our Board is comprised as follows:
Board Diversity Matrix (As of April 28, 2023)

Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part 1: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Director Nomination Process
The nominating and corporate governance committee recommends nominees for our Board consistent with the criteria determined by our Board. The nominating and corporate governance committee may receive recommendations from other directors and executives and may seek assistance from third-party search firms with respect to identifying and vetting qualified candidates for the Board’s consideration. The nominating and corporate governance committee will also consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Amended and Restated Bylaws (the “Bylaws”). Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the nominating and corporate governance committee in accordance with the criteria discussed above and in the same manner as other nominations, and the nominating and corporate governance committee will present its recommendation to our Board.
Board Leadership Structure
While our Board believes it is important for our Chairman to have both a stake in and deep understanding of the Company, our Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. We believe this construct has allowed our Board the flexibility to establish the most appropriate structure for the Company at any given time. Mr. Saunders currently serves as our Chairman, and Mr. Stanleick currently serves as our Chief Executive Officer.
Our Board believes the present structure provides the Company and the Board with strong leadership, continuity of experience, and appropriate independent oversight of management.
Executive Sessions
Our Board meets regularly in executive session without management directors or any members of management. In addition, the independent directors on our Board meet annually in executive session.
Attendance at Meetings
Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Chairman of the Board, Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the Board.
In fiscal year 2022, our Board held 8 meetings, the audit committee held 6 meetings, the compensation committee held 5 meetings, and the nominating and corporate governance committee held 4 meetings. Each director attended more than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).
Our Board and its committees also act from time to time by written consent in lieu of meetings. Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage our directors to attend. Last year, 8 members of the Board attended our annual meeting of stockholders. This year, we anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.
Board Committees
Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. A copy of each committee’s charter may be found on our website: www.beautyhealth.com under the heading “Governance”, and then “Documents & Charters”.

The current composition of each Board committee is set forth below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Andrew Stanleick (1)
Brenton L. Saunders (2)
Marla Beck	*
Michael Capellas	*		C
Dr. Julius Few			*
Desiree Gruber		*
Michelle Kerrick	C		*
Brian Miller		*	*
Doug Schillinger	*	C
_______________
*Member
CChairperson
(1)Mr. Stanleick does not serve on a committee but is a member of the Board
(2)Mr. Saunders does not serve on a committee but is the Chairman of the Board
Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee consists of Marla Beck, Michael D. Capellas, Michelle Kerrick and Doug Schillinger. Michelle Kerrick serves as the chair of the Audit Committee.
Our Board has determined that Marla Beck, Michael D. Capellas, Michelle Kerrick and Doug Schillinger are independent under the applicable rules of the SEC and Nasdaq for Audit Committee membership. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of Nasdaq. Our Board has determined that Michelle Kerrick qualifies as an “Audit Committee financial expert” as defined in the applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.
The primary functions of the Audit Committee include:
•appointing, compensating and overseeing our independent registered public accounting firm;
•mutually reviewing and approving the annual audit plan;
•overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;
•discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;
•pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•appointing or replacing the independent registered public accounting firm;
•establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;
•monitoring our environmental sustainability and governance practices;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
•approving audit and non-audit services provided by our independent registered public accounting firm;
•discussing earnings press releases and financial information provided to analysts and rating agencies;
•discussing with management our policies and practices with respect to risk assessment and risk management;
•approving or ratifying related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K, as may be amended from time to time, and any other applicable requirements; and

•producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.
The Audit Committee has the authority to retain advisors as the committee deems appropriate.
Compensation Committee
The Compensation Committee approves, or recommends to our Board of Directors, policies relating to compensation and benefits of our officers and employees. The Compensation Committee consists of Desiree Gruber, Brian Miller and Doug Schillinger. Doug Schillinger serves as the chair of the Compensation Committee.
Our Board has determined that Desiree Gruber, Brian Miller and Doug Schillinger are independent under the applicable rules and regulations of Nasdaq for Compensation Committee membership and that each also qualifies as a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The principal functions of the Compensation Committee include:
•reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and directors, evaluating the performance of our executive officers in light of those goals and objectives, and setting compensation levels based on this evaluation;
•setting salaries and approving incentive compensation and equity awards for Section 16 Officers, as well as compensation policies for all such officers, and changes in ownership of the Section 16 Officers as designated by our Board of Directors;
•making recommendations to the Board with respect to incentive compensation programs and equity-based plans that are subject to Board approval;
•approving any employment or severance agreements with our Section 16 Officers;
•granting any awards under equity compensation plans and annual cash incentive plans to our Section 16 Officers; and
•producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.
The Compensation Committee has the authority to retain advisors as the committee deems appropriate.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee consists of Michael D. Capellas, Dr. Julius Few, Michelle Kerrick and Brian Miller. Michael D. Capellas serves as the chair of the Nominating and Corporate Governance Committee.
Our Board has determined that Michael D. Capellas, Dr. Julius Few, Michelle Kerrick and Brian Miller are independent under the applicable rules and regulations of Nasdaq for Nominating and Corporate Governance Committee membership.
The principal functions of the Nominating and Corporate Governance Committee include:
•identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board of Directors, including persons suggested by stockholders or others;
•reviewing the background and qualifications of individuals being considered as director candidates;
•recommending to the Board of Directors the director nominees for election by the Company’s stockholders or appointment by the Board of Directors;
•reviewing the suitability for continued service as a director of each member of the Board of Directors when his or her term expires and in certain other circumstances;
•reviewing annually with the Board of Directors the composition of the Board of Directors as a whole and to recommend, if necessary, measures to be taken so that the Board of Directors reflect the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by Nasdaq;
•monitoring the functioning of the committees of the Board of Directors and to make recommendations for any changes;
•reviewing annually committee size, membership, and composition, including chairpersonships, and recommended any changes to the Board of Directors for approval; and
•reviewing periodically, and at least annually, the corporate governance guidelines adopted by the Board of Directors to assure that they are appropriate for the Company.

The Nominating and Corporate Governance Committee has the authority to retain advisors as the committee deems appropriate.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Desiree Gruber, Brian Miller and Doug Schillinger. None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors.
Stockholder Engagement
We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investors.beautyhealth.com/corporate-governance/documents-and-charters) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.
Communications with Directors
The Board of Directors has established a process for stockholders to send communications to our Board. Stockholders may communicate with our Board generally or a specific director at any time by writing to the Company’s Secretary, The Beauty Health Company, 2165 Spring Street, Long Beach, CA 90806. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Class A Common Stock owned of record (if a record holder) or beneficially owned. We review all messages received and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our Board generally, to our Chairman. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints, commercial inquiries, employee grievances, or general information about the Company or our products, communications that do not relate to matters of stockholder interest are not forwarded to our Board. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is so filtered will be made available to any director upon any such director’s request.
Role of the Board in Risk Oversight
Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.
Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers an enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks. Our Board’s risk oversight also includes an annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.
In addition to our Board’s risk oversight responsibility, the Board’s committees are also charged with overseeing risks within their areas of responsibility and reviewing with the Board significant risks identified by management and management’s response to those risks. For example, our audit committee provides oversight to legal and compliance matters and assesses the adequacy of our risk-related internal controls. Our compensation committee considers risk and structures our executive compensation programs, if any, to provide incentives to appropriately reward executives for growth without undue risk taking. In addition, our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of our Board.
While our Board is actively involved in overseeing our risk management process, management is responsible for assessing and managing risk on a day to-day basis. Our Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Certain departments, such as accounting, finance, legal, regulatory compliance, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental, and financial risks to commercial and strategic risks. Senior members of management responsible for risk management report regularly to the appropriate Board committee or the Board, as appropriate. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Environmental, Social and Governance Matters
We are committed to maintaining a strong sense of good corporate citizenship that places a high value on the welfare of our employees, the communities in which we operate, and the world as a whole. Highlights of each of these values are set forth below. These values are reflective of our commitment to Environmental, Social, and Governance (“ESG”) matters and are fundamentally embedded in our operations and culture. We believe effectively prioritizing and managing our ESG topics will create long-term value for our stakeholders, including our providers, consumers, suppliers, and partners, which in turn will create long-term value for our stockholders. We also believe that transparently disclosing the goals and relevant metrics related to our ESG topics will allow our stakeholders to be informed about our progress.
Environmental Matters
We participate in a recycling program through our local waste management facility to divert all recyclable materials – bottles, cans, plastics, paper, and cardboard – from landfills. Across our organization, our facilities provide for recycling, and our electronic waste is sent to locally approved e-waste recycling centers.
Social
Data Privacy and Security
We value consumer privacy and have implemented certain policies and procedures that are designed to protect the data we collect. Our website includes our privacy policy, which describes how we use and disclose the data we collect, and provides options for controlling personal data, including opting-out, accessing, updating, or deleting it.
In recognition of the importance of data protection to our operations, including cybersecurity, we have certain measures in places that are designed to safeguard the security, confidentiality, and privacy of our systems and information asset.
Human Rights
We endorse and respect the goals and principles of the United Nations (“UN”) Universal Declaration of Human Rights and the International Labor Organization Declaration on Fundamental Principles and Rights at Work. This includes everyone’s right to life and liberty, the protection of law, and freedom from slavery and torture – within our operations and business relationships. We also seek to apply relevant sections of the UN Guiding Principles on Business and Human Rights.
While government authorities have the primary responsibility for protecting human rights, we believe we have a duty to respect the human, cultural, and legal rights of individuals and communities, and to avoid adverse human rights impacts through our own activities. This responsibility includes the fair treatment and meaningful involvement of all people, regardless of race, ethnicity, color, gender, gender identity, national origin, religion, sexual orientation or income level. In addition, we adhere to and comply with all local and national regulations in our operating areas and aim to respect the rights of all people within our spheres of influence.
Our commitment to many of these rights is articulated in our Code of Business Conduct and Ethics and other company policies. Our Code of Business Conduct and Ethics and related policies prohibit workplace harassment, violence or discrimination. These policies apply to our employee recruitment, training, development, compensation, performance management and benefits at our company.
We also identify and proactively engage with stakeholders within or adjacent to our operations regarding potential risks, including human rights risks, and our response plans. Additionally, we are committed to ensuring that slavery, human trafficking, and other human rights violations do not exist in our supply chain or in any part of our business.
Governance
Business Ethics
We have placed the highest emphasis on conducting our business with honesty and integrity. The highest ethical standards are expected of management and employees alike, and we continuously strive to create a corporate culture of honesty, integrity, and trust. Throughout our operations and in our dealings with our stakeholders, we endeavor to engender the confidence that our conduct is beyond reproach.
The corporate policies we have developed are intended to:
•Offer guidance in understanding our policies, interpreting laws, and handling company-related issues and situations;
•Foster clear, ethical behaviors and conduct to create an atmosphere of respect, trust, cooperation, and collaboration throughout the Company and our activities; and
•Provide clear and well-defined procedures by which employees can easily obtain information, ask questions, and, if necessary, report any suspected violations of any of our business ethics policies.

In addition to abiding by all applicable laws, all management and employees are required to comply fully with our Code of Business Conduct and Ethics which sets forth the Company’s values, business culture, and practices. A copy of our Code of Business Conduct and Ethics may be found on our website: www.beautyhealth.com under the heading “Governance”, and then “Documents & Charters”.
Corporate Governance
We are committed to ensuring strong corporate governance practices on behalf of our stockholders and other stakeholders. We believe strong corporate governance provides the foundation for financial integrity and stockholder confidence. Our Board of Directors is responsible for the oversight of risks facing the Company, and our management is responsible for the day-to-day management of risk. The Board of Directors, as a whole, directly oversees our strategic and business risk, including risks related to financial reporting, compensation practices, ESG, and product developments.
Human Capital Resources
Employees
We have built a team of industry professionals focused on beauty health. As of December 31, 2022, we employed 1,034 employees, of whom approximately 83% were salaried, with the remainder being compensated on an hourly basis. Set forth below is the geographic makeup of our workforce.

Geographic Location	Number of Employees	% of Total Workforce
United States of America (1)	589	57%
APAC (Asia-Pacific)	227	22%
EMEA (Europe, Middle East, and Africa)	172	17%
Canada & Latin America	46	4%
Total	1,034	100%
__________
(1)As of December 31, 2022, 350 of these employees were based in our Long Beach, California headquarters.
None of our employees are represented by a labor organization or are a party to any collective bargaining arrangement. We believe we have good relations with our employees.
Talent Attraction and Development
Hiring, retaining, and developing the best talent globally is key to our success in sustaining long-term growth
We employ targeted marketing practices through our careers website, which personalizes a user’s experience based on jobseeker location and searching behavior. Jobseekers can also apply for roles from anywhere using any device.
Our talent strategy is focused on employee engagement and investments in career development, as well as measuring, recognizing, and rewarding performance. Our investments include providing programs to ensure our employees are equipped with the right skillsets and knowledge, as well as providing opportunities to transfer to other functions or regions through short-term and long-term assignments. For instance, we provide our employees with a 3-5 day training program that informs and educates our employees about our business model, marketing strategies, and other related topics about our business operations. We believe these programs and opportunities create a pipeline of talent and leadership among our employees, while fostering a sense of shared ownership necessary to drive and deliver on our long-term strategy.
To enhance our culture and measure our human capital objectives, we regularly engage with our employees. We provide several mechanisms for our employees to provide their feedback, including direct discussions with managers, employee surveys, interactive town hall meetings, and team offsite meetings. Based on our review of employee feedback, we develop action plans and implement them to enhance employee satisfaction and to ensure alignment with our overall human capital strategy.
Workplace Practices and Policies
The Company is an equal opportunity employer committed to inclusion and diversity and to providing a workplace free of harassment or discrimination.

Diversity and Inclusion
As a beauty health company, we believe that it is important for our workforce to reflect the diversity of our consumers and be representative of the society in which we live. We firmly believe an inclusive work environment is essential for a successful and thriving business and enables us to better understand our consumers, drive innovation, and stimulate creativity. We recognize the importance of all types of diversity at leadership levels and throughout our organization.
Our objective in creating an environment of inclusion is to enhance our ability to attract and retain the best talent globally and promote a sense of belonging. We continuously encourage a culture of fairness, equal access to opportunities, including positions of leadership, and transparency in employment matters. We have enhanced our strategy in many areas including hiring, employee engagement, development, and talent management to further support diversity and inclusion across our organization. For instance, we have identified several priorities designed to guide our efforts in this matter such as increasing diverse representation throughout our organization, creating an environment where every employee feels included and valued for who they are, and promoting equal opportunity in recruitment, hiring, training, development, and advancement across our organization.
As of December 31, 2022, a breakdown of our workforce is as follows:

Employee Population	Race/Ethnicity		Gender
	% Minority (1)	% White	% Female	% Male
U.S. Workforce	57%	43%	67%	33%
U.S. Managers & Above	46%	54%	56%	44%
U.S. Officers	33%	67%	44%	56%
__________
(1)In the United States, 55% of employees identified as Black or African American, Hispanic or Latino, American Indian, Alaska Native, Asian American, Native Hawaiian, or other Pacific Islander.
Compensation and Benefits
Consistent with our core values, our “Total Rewards” programs take care of our employees by offering competitive compensation and flexible, comprehensive benefits programs designed to attract, motivate, and retain world-class talent.
We continuously review and ensure our compensation packages are competitive across all of the markets in which we operate. For instance, in addition to base pay (which is based on specific circumstances, including role and experience, geographic location, and performance), we offer annual cash performance-based incentives and equity-based long-term incentive awards for eligible employees.
Our robust benefit programs, which vary by country, include basic and supplemental health and insurance benefits, health savings and flexible spending accounts, access to a personal health advocate, family leave, life and disability insurance, employee assistance programs, physical, mental and financial well-being programs, a U.S. employee stock purchase plan, retirement savings plans, and pet insurance, to name a few.
Workplace Health and Safety
We work to prioritize the health and welfare of our employees and our environment. The core elements of our employee health and safety strategy are risk analysis, incident management, documented processes, training, and occupational health. We continually strive to improve processes across field safety training, incident training, and professional investigations.
Throughout the height of the COVID-19 pandemic, we implemented health and safety protocols and modified our business practices to protect our employees. After our original plan was disseminated to our employees, additional updates from management have included the most up-to-date information from the U.S. Department of State, Center for Disease Control (“CDC”) and World Health Organization (“WHO”), and we have, at all times, encouraged employees to keep management informed of the need for any additional support. Our health and safety protocols specify several CDC-recommended measures to mitigate the spread of COVID-19 in the workplace, the importance of social and physical distancing and frequent handwashing, and that employees are to remain home if feeling unwell and self-quarantine following any possible exposure to the virus. In addition to these measures, we have increased sanitation procedures and updated our travel policy to ensure the safety of those employees who have resumed working in the office and those who travel for business.
We will continue to monitor mandates, guidelines, and recommendations issued by CDC, WHO, and local governments as they are released, and revise our health and safety protocols accordingly.

2022 DIRECTOR COMPENSATION
Each of our non-employee directors receives an annual fee payable in cash. In addition, so that our non-employee directors have an ownership interest aligned with our stockholders, each non-employee director also receives an annual grant of restricted stock units ("RSUs"). Members of our Board committees receive an additional annual fee for each committee on which they serve. We also reimburse our directors for reasonable costs related to travel expenses and other out-of-pocket costs incurred in connection with attendance at Board meetings. On an annual basis, the Compensation Committee reviews the compensation of our non-employee directors with our independent compensation consultant and makes recommendations to the Board with respect to any changes. Our non-employee director compensation program was last reviewed in July 2022.
Our Director compensation program is summarized in the table below.

Annual Cash Retainer	$45,000
Annual Equity Grant
Restricted stock units (target value)	$135,000
Vesting Schedule	One-year
Cash Fee for Committee Members
Audit Committee Member	$10,000
Compensation Committee Member	$7,500
Nominating and Corporate Governance Committee Member	$5,000
Cash Fee for Committee Chairs
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$10,000
The following table provides compensation information for fiscal year 2022 for each non-employee member of our Board of Directors. Employee directors do not receive any separate compensation for their Board activities. The compensation for Andrew Stanleick, our Chief Executive Officer and Brenton L. Saunders, our Chairman of the Board, and former Interim Chief Executive Officer, is located in the “Executive Compensation” section of this Proxy Statement:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Marla Beck (3)	31,493	143,114	—	174,607
Michael D. Capellas (3)	65,000	134,989	—	199,989
Dr. Julius Few (3)	50,000	134,989	—	184,989
Michelle Kerrick (3)	70,000	134,989	—	204,989
Brian Miller (3)	57,500	134,989	—	192,489
Desiree Gruber (3)	52,500	134,989	—	187,489
Douglas Schillinger (3)(4)	70,000	134,989	—	204,989
_______________
(1)Director fees under the program are payable in arrears in four equal quarterly installments.
(2)The number of RSUs granted was determined by dividing the grant date value of the award by $13.59, the closing price of the Company’s Class A Common Stock on June 28, 2022. The restricted stock units vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders to occur following the grant date, subject to the director’s continuous service and further subject to full accelerated vesting upon a change in control of the Company or the applicable director’s termination of service due to death or disability. Directors who are elected or appointed to the Board on a date other than the date of any annual meeting of stockholders receive a pro-rated annual RSU award in connection with his or her commencement of service on the Board. Ms. Beck received a prorated annual RSU award in connection with her commencement of service on the Board on June 6, 2022,with a grant date value of $8,124. This award, which equated to 587 RSUs, based on a closing price of $13.84 on the date of grant, vested in full on June 28, 2022. The dollar value of RSU awards granted during 2022 were computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all RSUs and option awards made to our directors in Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)The aggregate numbers of option awards and unvested RSU awards held as of December 31, 2022 by each non-employee director was 9,933.

(4)Mr. Schillinger elected to defer 100% of his annual cash retainer, annual RSU grant and additional cash fee for committee services under our Non-Employee Director Deferral Plan, described below.
Non-Employee Director Deferral Plan
The Company has adopted a Non-Qualified Deferred Compensation Plan for Directors to attract and retain non-employee members of the Board of Directors of the Company by providing them with an opportunity to defer receipt of a portion of their RSUs and other specified compensation. Equity-based compensation deferrals are credited in the form of units with each unit equal in value to one share of the Company's Class A Common Stock, based on the units awarded to the participant under the terms of the Company’s equity compensation plan. Each unit is paid in the form of one share of the Company's Class A Common Stock. A participant may not allocate units to another investment option under the Plan. A participant may not allocate cash deferrals into units of the Company's Class A Common Stock. The Plan is intended to meet the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. Our audit committee has selected Deloitte & Touche LLP (“Deloitte”), to serve as our independent registered public accounting firm to audit the consolidated financial statements of The Beauty Health Company for the fiscal year ending December 31, 2023. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Deloitte has served as our auditor since 2020. A representative of Deloitte is expected to be present virtually at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table sets forth the aggregate fees billed by Deloitte for the fiscal years ended December 31, 2022 and December 31, 2021:

	2022	2021
Audit Fees (1)	$2,143,070	$1,452,495
Audit Related Fees (2)	55,000	262,500
Tax Fees	752,472	1,236,038
All Other Fees	—	—
Total Fees (3)	$2,950,542	$2,951,033
_______________
(1)Fees for audit services included fees associated with the annual audits for the years ended December 31, 2022 and 2021 and the quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q in 2022 and 2021.
(2)Audited related fees were for services related to consent letters issued in connection with the filing of our registration statements, comfort letter issued in connection with our offering of convertible senior notes, and other merger and acquisition related services in 2022 and 2021.
(3)Excludes fees for services rendered by Marcum LLP as the principal accountant for Vesper prior to the Business Combination.
Pre-Approval Policies
The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Deloitte, our independent registered public accounting firm. The audit committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Deloitte or on an individual case-by-case basis before Deloitte is engaged to provide a service. The audit committee has determined that the rendering of non-audit services by Deloitte is compatible with maintaining the principal accountant’s independence. All of the fees earned by Deloitte described above were attributable to services pre-approved by the audit committee.
Vote Required
If a quorum is present, the selection of Deloitte as our independent registered public accounting firm will be ratified if we receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have no effect on the outcome of this proposal. We do not expect broker non-votes to occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE REPORT
Our audit committee currently consists of four directors. Michelle Kerrick (Chair), Marla Beck, Michael D. Capellas and Doug Schillinger are each, in the judgment of the Board of Directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the investor relations section of our website.
The audit committee oversees our financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.
Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with Deloitte & Touche LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.
The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE

Michelle Kerrick (Chair)
Marla Beck
Michael D. Capellas
Doug Schillinger
Members of the Audit Committee

EXECUTIVE OFFICERS
Below is biographical information for each of our current executive officers as the date of this Proxy Statement, other than Andrew Stanleick (whose biographical information is included under “Proposal 1: Election of Three Class II Directors” on page 8). Each of these executive officers serve at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Andrew Stanleick	52	Chief Executive Officer and President
Brenton L. Saunders	53	Chairman (and Former Interim Chief Executive Officer and Former Executive Chairman)
Liyuan Woo	50	Chief Financial Officer
Daniel Watson	60	Chief Revenue Officer (former EVP of Sales, Americas)
Liyuan Woo joined the Company in September 2020 as EVP, Chief Financial Officer. Prior to joining the Company, Ms. Woo was the Chief Operating Officer and Chief Financial Officer of The VOID, a virtual reality brand introducing consumers to fully immersive, location-based, hyper-reality experiences from August 2019 to September 2020. From January 2018 to January 2019, Ms. Woo served as the EVP, Chief Financial Officer at SharkNinja, a consumer electronic product portfolio category creator focused on innovation and marketing. At SharkNinja, Ms. Woo was in charge of finance, capital raising and allocation, legal and strategic initiatives involving global expansion and mergers and acquisitions. From March 2017 to January 2018, as a Director with AlixPartners, Ms. Woo was the interim Chief Financial Officer during Gymboree Group’s multi-billion dollar restructuring process. Prior to that, Ms. Woo worked at bebe stores, a publicly traded global multi-channel fashion brand, for six years, and served as the Chief Financial Officer from April 2013 to 2016. Ms. Woo started her career with the consulting firm Deloitte in its Mergers and Acquisitions Transaction Services and Financial Advisory functions. During Ms. Woo’s thirteen years with Deloitte, she provided financial advisory services to public and private companies for mergers and acquisitions transactions, initial public offerings and growth initiatives. Ms. Woo received her B.A. from Bentley University in Accounting.
Daniel Watson has served as the Company’s Chief Revenue Officer since January 5, 2023. Prior to serving in this role, Mr. Watson served as EVP of Sales for the U.S. and Canada since March 2017, and in 2020 took over leadership for all of the Americas. Mr. Watson has 34 years of medical device sales experience and manages the Company’s capital sales teams and business development teams in both the medical, non-medical and corporate channels. Prior to joining the Company, Mr. Watson worked at Stryker Spine since 2004, serving as the VP of Sales at Stryker Spine from 2015 to March 2017. Stryker Corporation is an American multinational medical technology corporation and Stryker Spine is a comprehensive portfolio offering spinal solutions. Mr. Watson has also held various senior sales management positions for companies such as Sherwood Medical, Ethicon EndoSurgery, CR Bard, SpineTech, Oratec, and Smith and Nephew. Mr. Watson received his B.A. from Bates College in Economics.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS SET FORTH IN THE “EXECUTIVE COMPENSATION SECTION” OF THIS PROXY STATEMENT.
Section 14A of the Exchange Act requires us to hold a separate non-binding advisory stockholder vote to approve the compensation paid to our named executive officers (a “say-on-pay” vote).
Our stockholders have the opportunity to vote to approve on a non-binding, advisory basis, the compensation paid to our named executive officers (the “NEOs”) as disclosed in the “Compensation Discussion and Analysis” (the “CD&A”) and “Executive Compensation” sections of this Proxy Statement that follow, as required by Section 14A of the Exchange Act. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables and narrative included in the Executive Compensation section of this Proxy Statement.
At our 2022 annual meeting of stockholders, we held an advisory (non-binding) vote to determine the frequency of future say-on-pay votes. Based on the voting results for this proposal at the 2022 annual meeting of stockholders, the Board determined that the say-on-pay vote will be conducted annually, beginning with this Annual Meeting, until the next advisory vote is held to determine the frequency of the say-on-pay vote, which will occur no later than our 2028 annual meeting of stockholders.
We believe that our CD&A and other compensation disclosures included in this Proxy Statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with our “pay-for-performance” philosophy and related policies and practices. We also believe that our compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of our executives’ compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to our long-term success.
For the foregoing reasons, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation paid to our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the CD&A and the compensation tables and narrative included in the Executive Compensation section of this Proxy Statement by voting in favor of the following resolution. While this vote is non-binding, we value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation.
RESOLVED, that the compensation paid to the named executive officers of The Beauty Health Company, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and narrative included in the Executive Compensation section of this Proxy Statement, is hereby approved.
Vote Required
If a quorum is present, the compensation of our NEOs will be approved, on an advisory basis, if we receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Because your vote is advisory, it will not be binding on the Company, our Board or our compensation committee. However, the Board and the compensation committee will consider the outcome of the vote when making future decisions regarding the compensation of our NEOs.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
General
In this Compensation Discussion and Analysis (“CD&A”) section, we provide an overview and analysis of the compensation awarded to or earned by our NEOs identified in the Summary Compensation Table below during fiscal 2022, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2022 and the material factors considered in making those decisions. For 2022, our NEOs include three current executive officers and three former executive officers named below and in the executive compensation tables of this Proxy Statement, as follows:
•Andrew Stanleick, Chief Executive Officer (1)
•Brenton L. Saunders, Chairman (and Former Interim Chief Executive Officer and Former Executive Chairman) (2)
•Liyuan Woo, Chief Financial Officer
•Daniel Watson, Chief Revenue Officer (former EVP of Sales, Americas) (3)
•Indra Pamamull, Former President APAC (4)
•Stephan Becker, Former President EMEA (5)
(1)Mr. Stanleick commenced employment on February 7, 2022
(2)Mr. Saunders served as Interim Chief Executive Officer from January 1, 2022 to February 7, 2022, and as Executive Chairman for the entire fiscal year of 2022
(3)Mr. Watson served as Executive Vice President, Sales America during 2022. He was promoted to Chief Revenue Officer on January 5, 2023
(4)Ms. Pamamull was terminated without cause from her position as President, APAC, effective June 8, 2022
(5)Mr. Becker was removed from his position as President, EMEA, and placed on garden leave effective August 25, 2022. Mr. Becker was then terminated without cause effective February 28, 2023
Executive Summary
2022 Compensation Highlights
Consistent with our compensation philosophy, key compensation decisions for 2022 included the following:
Base Salaries
We continue to target the market median of our peers for our 2022 base salaries based on the market analysis of our independent compensation consultant, as described further below. We believe that providing base salaries at the current level allows us to attract and retain superior talent in a competitive market.
Annual Cash Incentives
We continue to target our 2022 target annual cash incentives for our NEOs between the median and the 75th percentile of our peers, based on the market analysis of our independent compensation consultant, as described further below.
For 2022, our Compensation Committee (the “Compensation Committee”) selected performance goals for our performance based annual cash incentive plan that were intended to promote our business plan and short-term goals, including with respect to revenue and adjusted EBITDA. Although we had record revenue growth, the Company did not achieve the adjusted EBITDA threshold of $50 million needed to activate funding for the plan, resulting in no annual cash incentive payments to our NEOs for fiscal year 2022.
Equity-Based Long-Term Incentives
In 2022, we granted approximately 74% of our NEOs’ annual target direct compensation as equity-based compensation in the form of time-based RSUs (75% of total grant) which vest one-third each year over a three-year period, and performance-based units (“PSUs”) (25% of total grant), which vest based on the Company's relative total shareholder return ("TSR") performance compared to the Russell 3000 index over a three-year period. We believe that RSUs and relative TSR PSUs effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our Class A Common Stock. We grant restricted stock unit awards as a retention tool as they provide the opportunity to receive stock based on the recipient's continuous employment with the Company through the date the restrictions lapse. We grant relative TSR PSUs, which vest upon the attainment of certain performance metrics over a three-year performance period, to further incentivize our executive officers to deliver superior long-term results in alignment with our stockholders' interests.

Compensation Governance and Best Practices
We are committed to having strong governance standards with respect to our compensation programs, procedures, and practices. Our key compensation practices include the following:

What We Do		What We Do Not Do
✓	Assess the risk-reward balance of our compensation programs to mitigate undue risks.	X	Do not pay guaranteed bonuses.
✓	Pay the vast majority of executive compensation in the form of incentive awards.	X	Do not provide excessive perquisites.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not provide tax gross ups.
✓	Take into consideration the compensation levels of an appropriate and relevant peer group of companies when setting compensation.	X	Do not reprice our underwater stock option awards without shareholder approval.
✓	Engage an independent compensation consultant to advise our Board and compensation committee.	X	Do not allow executives to participate in the determination of their own compensation.
✓	Require our NEOs to satisfy meaningful stock ownership guidelines to strengthen the alignment with our stockholders’ interests.	X	Do not allow for pledging of our common stock or for employees to hedge or sell short our common stock.
✓	Cap the maximum payout under our annual incentive awards and maximum vesting percentage of our PSUs
Stockholder Advisory Vote on Named Executive Officer Compensation
At the 2022 annual meeting of stockholders, the stockholders of the Company approved, in a non-binding advisory vote, that the say-on-pay vote required by Section 14A of the Exchange Act will be held every year (the first such vote being at this Annual Meeting) until the next required vote on the frequency of say-on-pay vote, which is expected to occur on or before the 2028 annual meeting of stockholders.
Executive Compensation Objectives and Philosophy
The key objective in our executive compensation program is to attract, motivate, retain, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:
•Reward achievement of both operating performance and strategic objectives;
•Align the interests of our management and our investors by providing different types of compensation based on short-term and long-term business results and delivering a large portion of total compensation that is tied to our stock in alignment with our stockholders' interests;
•Differentiate rewards based on performance against business objectives to drive a pay for performance culture, with a major portion of executive pay based on achievement of financial performance goals; and
•To attract the very best talent necessary for our continued success, we target base pay at the market median and variable short and long-term compensation ranging from median to the 75th percentile.
We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

2022 NEO Pay Mix
The Company’s executive compensation program is designed to strengthen the link between pay and performance by having a significant amount of compensation tied to the achievement of pre-established performance metrics directly related to our business goals and strategies. Using annualized salary and target short and long-term incentive awards, our pay mix is as follows:

CEO 2022 Target Total Direct Compensation	Other Active NEOs 2022 Target Total Direct Compensation

Determination of Executive Compensation
Role of Compensation Committee and Executive Officers
The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the full Board of Directors (without the Chief Executive Officer).
In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and our human resources team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance, each executive’s impact on Company results, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which our Chief Executive Officer has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Role of Compensation Consultant
To design a competitive executive compensation program that will continue to attract, motivate, retain and reward top executive talent and reflect our compensation philosophy, our Compensation Committee has retained FW Cook as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives, and provide guidance in administering our executive compensation program. The Compensation Committee has evaluated FW Cook’s independence pursuant to the requirements of Nasdaq and SEC rules and has determined that FW Cook does not have any conflicts of interest in advising the Compensation Committee. FW Cook did not provide any other services to the Company in 2022.
In consultation with FW Cook, in October 2021, our Compensation Committee selected our peer group for 2022 as follows, focusing on market capitalization, revenues, industry, and growth-oriented companies:

Adaptive Biotechnologies Corporation (ADPT)	AtriCure, Inc. (ATRC)	Axonics, Inc. (AXNX)	Beyond Meat, Inc. (BYND)
Celsius Holdings, Inc. (CELH)	Crocs, Inc. (CROX)	Cryoport, Inc. (CYRX)	e.l.f. Beauty, Inc. (ELF)
Glaukos Corporation (GKOS)	HealthEquity, Inc. (HQY)	Inspire Medical Systems, Inc. (INSP)	Inter Parfums, Inc. (IPAR)
iRhythm Technologies, Inc. (IRTC)	Progyny, Inc. (PGNY)	Sonos, Inc. (SONO)	STAAR Surgical Company (STAA)
YETI Holdings, Inc. (YETI)
In February 2022, FW Cook provided an analysis of data derived from (i) members of our peer group and (ii) the industry-specific survey, the constituent companies of which were not provided to the Compensation Committee. For 2022, the Compensation Committee used FW Cook’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. The Compensation Committee believes that reviewing competitive data and benchmarks between the 50th and 75th percentile is useful in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.
Elements of Compensation
The primary elements of our NEOs’ compensation and the main objectives of each are:
•Base Salary - Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;
•Annual Performance-Based Cash Incentive Compensation - Annual performance-based cash incentive compensation promotes short-term performance objectives and rewards executives for their contributions toward achieving those objectives; and
•Equity Based Long-Term Incentive Compensation - Equity compensation, provided in the form of restricted stock units and PSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain key executive talent.
In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2022 is described further below.

Base Salary
The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect the scope and nature of each officer’s responsibilities. Adjustments to base salary are based upon the named executive officer’s past performance, expected future contributions, changes in responsibilities and internal pay equity. The Compensation Committee reviews the base salaries of our executive officers annually to confirm that their base salary levels remain fair, reasonable and competitive.
The annual base salaries of our named executive officers as of December 31, 2022 are set forth below:

Name	2022 Base Salary ($)
Andrew Stanleick	800,000
Brenton L. Saunders (1)	480,000
Liyuan Woo	427,000
Daniel Watson	400,000
Indra Pamamull (2)	417,150
Stephan Becker (3)	331,700
_______________
(1)Mr. Saunders' annual base salary is set at 60% of the Company's Chief Executive Officer’s annual base salary which he elects to receive in restricted stock units that vest 25% each quarter over a one-year period.
(2)Annual base salary for Ms. Pamamull was paid in Singapore Dollars ("SGD") and was converted to United States Dollars ("USD") in the table above using the exchange rate on December 31, 2022 of .75.
(3)Annual base salary for Mr. Becker was paid in Euro ("EUR") and was converted to USD in the table above using the exchange rate on December 31, 2022 of 1.07.
Annual Performance-based Cash Incentive Compensation
We provide annual performance-based cash incentive compensation to motivate our executive officers to achieve our financial and strategic goals. Annual performance-based cash incentive compensation is based on predetermined financial measures that are chosen by the Compensation Committee at the beginning of the fiscal year and that are aligned with our annual growth objectives.
We believe that our annual performance-based cash incentive compensation:
•aligns the interests of our executive officers, The Beauty Health Company, and our stockholders;
•supports the Company’s strategic and operating plans;
•holds our executive officers accountable for achievement of financial goals; and
•attracts, motivates, retains and rewards top talent in our industry
Annual performance-based cash incentive compensation for each executive officer is determined based on a formula consisting of the executive officer’s base salary, target annual cash incentive opportunity, which is set as a percentage of base salary by the Compensation Committee, and a funding percentage, which may range from 0% to 200% of target, of the annual cash incentive compensation pool based on our performance with respect to predetermined financial measures chosen by the Compensation Committee. The Compensation Committee reviews the target annual cash incentive opportunities of our executive officers on an annual basis.
The formula for determining the annual performance-based cash incentive compensation for our executive officers is as follows:

Base Salary	X	Target Percentage	X	Funding Percentage	=	Annual Performance-based Cash Incentive Compensation
Funding for the 2022 annual performance-based cash incentive plan was based 100% on revenue as set forth in the table below, however, no annual performance-based cash incentives are paid unless the threshold adjusted EBITDA target for 2022 was achieved. Our Compensation Committee believes that using revenue as a performance metric drives our overall performance, while ensuring our NEOs are aligned with our business strategy and using adjusted EBITDA as a performance threshold focuses our NEOs on sustaining revenue growth that is profitable.

The fiscal 2022 revenue threshold, target and maximum performance objectives were $284.8 million, $335.0 million and $385.3 million, respectively, and the adjusted EBITDA threshold was $50 million.
In fiscal 2022, our NEOs' threshold, target, and maximum annual performance-based cash incentive (expressed as a percentage of base salary) were as follows:

Named Executive Officer	Threshold Annual Incentive (Percentage of Base Salary)	Target Annual Incentive (Percentage of Base Salary)	Maximum Annual Incentive (Percentage of Base Salary)
Andrew Stanleick	40%	100%	200%
Brenton L. Saunders (1)	40%	100%	200%
Liyuan Woo	24%	60%	120%
Daniel Watson	24%	60%	120%
Indra Pamamull	24%	60%	120%
Stephan Becker	24%	60%	120%
_______________
(1)Mr. Saunders participates in the Company’s annual performance-based cash incentive plan and elected to receive his award, if any, in the form of restricted stock units.
Although we had record revenue growth, the Company did not achieve the $50 million adjusted EBITDA threshold needed to activate funding for the 2022 performance-based annual cash incentive plan. Therefore, no annual performance-based cash incentive payments were paid to our NEOs or other executive officers for fiscal year 2022.
Annual performance-based cash incentive awards earned by our NEOs are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table (2022, 2021 and 2020)” below.
Equity-Based Long-Term Incentive Awards
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interests of executives and our stockholders.
Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong relationship between company performance and pay.
Annual Long-Term Incentive Program
Our long-term incentive program for 2022 for our named executive officers was comprised of two components: time-based RSUs and PSUs.
•Restricted Stock Units - We grant RSU awards as a retention tool as they provide the opportunity to receive stock only if the recipient continues to be employed by us on the date the restrictions lapse.
•Performance-based Restricted Stock Units - We grant PSUs, which vest upon the attainment of certain performance metrics, to further incentivize our executive officers to deliver superior long-term results.
In 2022, the total value of each NEO’s annual equity award was granted 75% in RSUs, which vest one-third each year over a three-year period, and 25% in PSUs, which vest based on the Company's TSR performance compared to the Russell 3000 index over a three-year period. The mix of different types of awards is intended to combine the retention and downside risk benefits inherent in RSUs with meaningful incentive and shareholder-value-creation benefits inherent in PSUs, while mitigating the perceived excessive risk that potentially manifests itself through a single type of award approach.
Restricted Stock Units
In 2022, annual RSU grants were made in February for all the NEOs. All RSU awards vest in three equal installments on the first, second, and third anniversary of the grant date subject to cancellation or acceleration as provided in the individual RSU award agreements. The number of RSU awards granted to each NEO is based upon the grant date fair value of the RSUs.

Performance-Based Restricted Stock Unit Awards
TSR Vested Performance-Based Restricted Stock Unit Awards
In 2022, annual PSU grants were made in February for all NEOs. These awards will be earned at a rate between 0% and 200% of target and will cliff vest after a three-year performance period between January 1, 2022 until December 31, 2024 based on the Company’s relative TSR performance compared to the Russell 3000 index in accordance with the table below (the "TSR PSUs").

Earnout (% of Target)	Relative TSR
200.0%	85th percentile
166.7%	75th percentile
133.3%	65th percentile
100.0%	55th percentile
67.9%	40th percentile
46.4%	30th percentile
25.0%	20th percentile
0.0%	<20th percentile

Stock Price Vested Performance-Based Restricted Stock Unit Awards
To drive the Company’s aggressive growth and performance strategy in 2021, the Compensation Committee deemed it crucial to motivate NEOs to achieve significant outperformance objectives. In 2021, Mr. Saunders and Ms. Woo received an additional PSU award with performance-based vesting based on the achievement of stretch stock price goals over a four year period and subject to their continued employment through the end of the performance period (the "Stock Price PSUs"). In 2022, Mr. Stanleick and Mr. Watson received a similar Stock Price PSU award with performance-based vesting based on the achievement of stretch stock price goals over a four year period and subject to their continued employment through the end of the performance period. It was intended that this component would reward our NEOs for exceptional performance and, similarly, no payout would be delivered for performance that failed to meet the objectives established by the Compensation Committee. The Compensation Committee believes this approach helps to align the compensation and objectives of the NEOs with the Company and its stockholders.
The actual number of Stock Price PSUs that will vest on the last day of performance period will be determined based on the greater of (i) the Company’s average stock price during the 90-day period ending on the third anniversary of the vesting commencement date, and (ii) the Company’s average stock price during the 90-day period ending on the fourth anniversary of the vesting commencement date, as follows:

Average Stock Price During the Applicable Measurement Period	Vesting Percentage (% of Maximum)
Less than $25.00	0.00%
$25.00	66.67%
$30.00	80.00%
$37.50 or greater	100.00%

If the Company’s average stock price falls between $25.00 and $30.00, or between $30.00 and $37.50, the vesting percentage used to determine the number of earned Stock Price PSUs will be interpolated on a linear basis.
2022 RSU and PSU Grants to NEOs
In 2022, we made the following grants of RSUs and PSUs to our NEOs:

Name	Number of Annual RSUs	Number of TSR PSUs (at target)	Number of Stock Price PSUs (at maximum)	2022 Total LTI Grant Date Fair Value
Andrew Stanleick	333,333	111,111	375,000	8,857,355
Brenton L. Saunders (1)	194,031	52,816	—	3,464,119
Liyuan Woo	105,633	35,211	—	1,989,422
Daniel Watson	77,835	25,945	187,500	2,969,643
Indra Pamamull	66,716	22,238	—	1,256,474
Stephan Becker	55,596	18,532	—	1,047,058
_______________
(1)In 2022, Mr. Saunders received a total of 194,031 RSUs, of which, 35,581 RSUs were issued to Mr. Saunders in lieu of receiving his base salary in cash. Mr. Saunders elected to receive his base salary of $480,000 in RSUs which equated to 35,581 RSUs based on a grant date price of $13.49. These RSUs vest 25% each quarter over a one-year period.
These grants were approved by the Compensation Committee and the Board following consideration of the factors set forth above under “Determination of Executive Compensation.”
For a description of certain accelerated vesting provisions applicable to the RSUs and PSUs granted to our NEOs during 2022, see “Potential Payments Upon Termination or Change in Control” below.
Employee and Other Benefits
Our NEOs are eligible to participate in a variety of retirement, health, insurance and welfare and paid time off benefits similar to, and on the same basis as, our other salaried employees.
We maintain a 401(k)-retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
In 2022, we adopted a Deferred Compensation Plan for certain employees and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to (i) 5% - 75% of the participant’s base salary, (ii) 5% - 100% of the participant’s bonus/commissions, and (iii) 5% - 66% of the participant’s restricted stock units earned in the upcoming plan year. We may credit a participant’s account with Company contributions in our sole discretion. Plan participants may designate investments for deferrals in a variety of different deemed investment options. To preserve the tax deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be “deemed investments.” Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant’s deferral account over time.
We believe the benefits described above are necessary and appropriate to provide competitive compensation packages to our NEOs.
We do not provide excessive perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the compensation committee.
We do not provide any tax “gross ups” to our NEOs.

Severance and Change in Control Arrangements
We are party to employment agreements or an employment offer letter with each of our NEOs, each of which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2022 are set forth in “Potential Payments Upon Termination or Change in Control” below.
Other Policies and Considerations
Clawback Policy
We believe in maintaining best practices for our executive compensation program. Consistent with that belief, our Board of Directors has adopted a “clawback” policy with respect to excess incentive-based cash and equity compensation in the event of a material restatement of our publicly disclosed financial statements as a result of material noncompliance with financial reporting requirements under applicable law. The policy provides the compensation committee with the discretion to recover cash incentives and equity and equity-based awards from current and former executive officers, as well as from other senior executives or employees who the compensation committee determines are subject to the policy.
Stock Ownership Guidelines
We believe that stock ownership aligns the interests of our NEOs and directors with our stockholders and encourages long-term management of the Company for the benefit of its stockholders. Accordingly, our stock ownership guidelines that apply to our NEOs and to our non-employee directors are aligned with market practice.

Named Executive Officer Guidelines
CEO and Executive Chair	Ownership Multiple	6x base salary
	Years to Comply	5 years to meet
Other NEOs	Ownership Multiple	3x base salary
	Years to Comply	5 years to meet

Non-Employee Director Guidelines
Non-Employee Directors	Ownership Multiple	5x cash retainer
	Years to Comply	5 years to meet
Under our stock ownership guidelines, shares counted toward the ownership requirements include vested shares, vested and unvested time-based restricted stock, restricted stock units, deferred stock units, stock held in the Company’s 401(k) plan and stock owned in trust by spouses or children. NEOs and non-employee directors are required to retain 100% of the after-tax shares received from the Company if guidelines are not met within five years.
Derivatives Trading, Hedging, and Pledging Policies
Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale, or engage in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.
Section 409A
The compensation committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m)
Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the compensation committee may take the deductibility of compensation into account when making compensation decisions, the compensation committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.
“Golden Parachute” Payments
Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the compensation committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.
Accounting for Share-Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSUs and PSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.
Compensation Risk Assessment
Each year, the Compensation Committee, in consultation with FW Cook, reviews and evaluates our compensation policies and practices for all employees to assess to what extent, if any, these policies and practices could result in risk taking incentives, whether our compensation policies and practices mitigate such risk taking incentives by properly aligning the interests of our employees with the interests of our stockholders, and whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. In 2023, the Compensation Committee reviewed the results of the 2022 annual compensation risk assessment and concluded that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. The foregoing report has been furnished by the compensation committee.

COMPENSATION COMMITTEE

Doug Schillinger (Chair)
Desiree Gruber
Brian Miller
Members of the Compensation Committee

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the cash and non-cash compensation awarded to or earned by our NEOs during fiscal years 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change In Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Andrew Stanleick	2022	692,308	800,000	8,857,355	—	—	—	11,771	10,361,434
Chief Executive Officer and President
Brenton L. Saunders	2022	479,988 (6)	—	2,984,131	—	—	—	—	3,464,119
Chairman and Former Interim Chief	2021	—	—	14,942,115	—	—	—	—	14,942,115
Executive Officer and Former Executive Chairman
Liyuan Woo	2022	424,646	—	1,989,422	—	—	—	11,812	2,425,880
Chief Financial Officer	2021	412,500	—	1,143,750	5,103,849	498,000	—	—	7,158,099
	2020	107,692	—	—	617,773	—	—	—	725,465
Daniel Watson	2022	394,350	371,197	2,969,643	—	—	—	11,812	3,747,001
Chief Revenue Officer and Former EVP	2021	369,104	—	—	2,126,604	445,436	—	11,400	2,952,544
Sales Americas	2020	362,571	—	—	50,296	171,600	—	11,200	595,667
Indra Pamamull (7)	2022	181,268	—	1,256,474	—	—	—	571,974	2,009,716
Former President APAC	2021	158,798	—	2,643,750	4,802,655	199,633	—	—	7,804,836
Stephan Becker (8)	2022	331,700	—	1,047,058	—	—	—	417,300	1,796,058
Former President EMEA	2021	87,761	—	3,811,875	5,259,211	105,313	—	5,095	9,269,255
_______________
(1)Consists of signing bonus for Mr. Stanleick in connection with his commencement of employment on February 7, 2022 and a cash retention bonus for Mr. Watson in recognition of his continued service with the Company through and until December 31, 2022, where such bonus was paid to Mr. Watson on January 19, 2023.
(2)Amounts reflect the full grant-date fair value of time-based RSU awards and/or PSUs granted in the fiscal years noted and computed in accordance with ASC Topic 718 for stock-based compensation transactions. Please refer to Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022 for a discussion of additional assumptions used in calculating grant date fair value. The value of the PSU awards set forth above is based on the probable outcome of the performance conditions on the grant date. The grant date fair value of the PSUs granted to each of our NEOs in 2022, assuming the highest level of achievement of the performance conditions, was $6,138,469 for Mr. Stanleick, $1,693,281 for Mr. Saunders, $1,128,865 for Ms. Woo, $2,335,547 for Mr. Watson, $712,950 for Ms. Pamamull, and $594,136 for Mr. Becker. For information with respect to the individual RSU awards and PSU awards made for fiscal year 2022, please see the "Grants of Plan-Based Awards in Fiscal 2022" table below.
(3)Amounts reflect the full grant-date fair value of time-based stock options granted in the fiscal years noted and computed in accordance with ASC Topic 718 for stock-based compensation transactions. Please refer to Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022 for a discussion of additional assumptions used in calculating grant date fair value.
(4)Represents the change in value of the NEO's Non-Qualified Deferred Compensation earnings (“NQDC”). The 2022 NQDC amount reported in the SCT is zero ($0) as the change in value, as applicable, was negative, as follows for Mr. Watson ($4,499).
(5)The amounts shown in this column for 2022 consist of the following components:

Name	Matching Contribution to 401(k) Plan ($)	Life and Disability Insurance Premiums Paid by Company ($)	Severance Paid or Accrued ($)	Car Allowance ($)	Total ($)
Brenton L. Saunders	—	—	—	—	—
Andrew Stanleick	11,600	171	—	—	11,771
Liyuan Woo	11,600	212	—	—	11,812
Daniel Watson	11,600	212	—	—	11,812
Indra Pamamull	—	—	571,974	—	571,974
Stephan Becker	—	—	398,040	19,260	417,300
_______________
(1)Represents Mr. Saunders' base salary, which is 60% of Mr. Stanleick’s annualized base salary, which Mr. Saunders elected to receive in RSUs. These RSUs vest 25% each quarter over a one-year period.
(2)Salary and non-equity incentive plan compensation for Ms. Pamamull was paid in SGD and was converted to USD using the exchange rate on December 31, 2021 of .74, and .75 on December 31, 2022.
(3)Salary, non-equity incentive plan compensation and all other compensation for Mr. Becker was paid in EUR and was converted to USD using the exchange rate on December 31, 2021 of 1.13, and 1.07 on December 31, 2022.

Grants of Plan-Based Awards in Fiscal 2022
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2022 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Stanleick
2022 Annual Incentive Plan		286,685	716,712(4)	1,433,425
PSU Grant	2/7/2022				250,000	250,000(5)	375,000		2,576,250
PSU Grant	2/7/2022				27,778	111,111(6)	222,222		1,781,109
RSU Grant	2/7/2022							333,333	4,499,996
Brenton L. Saunders
2022 Annual Incentive Plan		192,000	480,000(7)	960,000
PSU Grant	2/4/2022				13,204	52,816(6)	105,632		846,640
RSU Grant	2/4/2022							158,450	2,137,491
RSU Grant	2/4/2022							35,581(8)	479,988
Liyuan Woo
2022 Annual Incentive Plan		102,480	256,200	512,400
PSU Grant	2/4/2022				8,803	35,211(6)	70,422		564,432
RSU Grant	2/4/2022							105,633	1,424,989
Daniel Watson
2022 Annual Incentive Plan		96,000	240,000	480,000
PSU Grant	2/4/2022				6,486	25,945(6)	51,890		415,898
RSU Grant	2/4/2022							77,835	1,049,994
PSU Grant	4/28/2022				125,000	125,000(5)	187,500		1,503,750
Indra Pamamull
2022 Annual Incentive Plan		100,116	250,290	500,580
PSU Grant	2/4/2022				5,560	22,238(6)	44,476		356,475
RSU Grant	2/4/2022							66,716	899,999
Stephan Becker
2022 Annual Incentive Plan		79,608	199,020	398,040
PSU Grant	2/4/2022				4,633	18,532(6)	37,064		297,068
RSU Grant	2/4/2022							55,596	749,990
_______________
(1)Amounts in this column represent cash performance bonus opportunities for the NEOs in 2022 under our annual cash incentive plan, which is described above in the CD&A section under “Annual Performance-Based Cash Incentive Compensation”.
(2)Represents RSUs granted to the NEOs pursuant to the Company's 2021 Incentive Award Plan (the "2021 Plan"). The number of shares shown reflects the 2022 RSU awards granted under the 2021 Plan. The RSU awards made in 2022 vest in three equal installments on the first, second, and third anniversary of the date of grant, assuming continued employment with the Company through the applicable vesting date.
(3)Amounts reflect the full grant-date fair value of the RSUs or PSUs, as applicable, granted during fiscal year 2022 in accordance with ASC Topic 718. The value of PSU awards set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate these values in Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the 2022 fiscal year.
(4)Reflects prorated award based on hire date of February 7, 2022.
(5)Represents Stock Price PSUs granted under the 2021 Plan. Each Stock Price PSU converts on a one-for-one basis to the Company's Class A Common Stock upon vesting. See "Stock Price Vested Performance-Based Restricted Stock Unit Awards" in the CD&A section above for additional details.

(6)Represents TSR PSUs granted under the 2021 Plan. Each TSR PSU converts on a one-for-one basis to the Company's Class A Common Stock upon vesting. See "Performance-Based Restricted Stock Units" in the CD&A section above for additional details.
(7)Mr. Saunders participates in the Company’s annual performance-based cash incentive plan with a target percentage equal to 60% of Mr. Stanleick’s annualized target of $800,000.
(8)Represents $480,000 base salary that Mr. Saunders elected to receive in RSUs. This award vests 25% each quarter over a one-year period.
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Summary of Executive Compensation Arrangements
Each of our NEOs is or was party to an employment agreement or employment offer letter, as applicable, with us, as more fully described below. For information regarding the severance payments and benefits that our NEOs are eligible to receive, please see “Potential Payments Upon Termination or Change in Control” below.
Employment Agreement with Mr. Stanleick
Effective January 20, 2022, we entered into an employment agreement with Mr. Stanleick. Pursuant to his employment agreement, Mr. Stanleick is entitled to (i) an annual base salary of $800,000, (ii) an annual cash performance bonus targeted at 100% of his base salary, (iii) eligibility for annual long-term incentive awards beginning in 2022, with the form of such award and the value of such awards determined by the compensation committee, and (iv) eligibility to participate in the Company’s employee benefit plans on the same terms as other senior executives of the Company.
Pursuant to his employment agreement, Mr. Stanleick received a one-time signing cash bonus of $800,000, which is subject to repayment on a pro-rata basis in the event of Mr. Stanleick’s termination by the Company for “cause” or Mr. Stanleick’s resignation without “good reason” (each as defined in the Employment Agreement) within 12 months following the effective date of the employment agreement. Mr. Stanleick also received a one-time award of Stock Price Vested PSUs under the 2021 Plan covering 250,000 shares of the Company’s common stock (at target), which may be earned over a four-year performance period based on the achievement of performance goals related to the Company’s stock price and Mr. Stanleick’s continued employment with the Company through the end of the performance period.
In connection with his entrance into his employment agreement, Mr. Stanleick also entered into a proprietary information and inventions assignment agreement that contains indefinite confidentiality and non-disclosure restrictions, invention assignment provisions, non-competition, and customer non-solicitation covenants effective during his employment, and employee non-solicitation covenants effective during his employment and for up to one year following termination.
Employment Agreement with Ms. Woo
Effective May 4, 2021, the Company entered into an employment agreement with Ms. Woo. Pursuant to her employment agreement, Ms. Woo is entitled to (i) an annual base salary of $415,000, (ii) an annual cash performance bonus targeted at 60% of her base salary, (iii) eligibility for annual long-term incentive awards beginning in 2022, with the form of such award and the value of such awards determined by the compensation committee, and (iv) eligibility to participate in the Company’s employee benefit plans on the same terms as other senior executives of the Company.
In connection with her entrance into her employment agreement, Ms. Woo also entered into a proprietary information and inventions assignment agreement that contains indefinite confidentiality and non-disclosure restrictions, invention assignment provisions, non-competition and customer non-solicitation covenants effective during employment, and employee non-solicitation covenants effective during her employment and for up to one year following termination.
Employment Offer Letter with Mr. Watson
Effective May 4, 2021, the Company entered into an employment offer letter with Mr. Watson for him to serve as Executive Vice President of Sales, Americas. Pursuant to his offer letter, Mr. Watson was entitled to (i) an annual base salary of $371,197, (ii) an annual cash performance bonus targeted at 60% of base salary, (iii) eligibility for annual long-term incentive awards beginning in 2022, with the form of such award and the value of such awards determined by the compensation committee, and (iv) eligibility to participate in the Company’s employee benefit plans on the same terms as other similarly-situated employees of the Company.
Effective January 5, 2023, the Company promoted Mr. Watson to Chief Revenue Officer of the Company. In connection with his promotion, Mr. Watson’s (i) annual base salary was increased to $420,000, effective January 1, 2023, and (ii) annual incentive bonus target was increased to 70% of his base salary.
In connection with his entrance into the offer letter, Mr. Watson also entered into a proprietary information and inventions assignment agreement which contains indefinite confidentiality and non-disclosure restrictions, invention assignment provisions, non-competition and customer non-solicitation covenants effective during employment, and employee non-solicitation covenants effective during his employment and for up to one year following termination.

Employment Offer Letter with Ms. Pamamull
Effective August 9, 2021, the Company entered into an employment offer letter with Ms. Pamamull. Pursuant to her offer letter, Ms. Pamamull was entitled to (i) an annual base salary of $399,265, (ii) an annual cash performance bonus targeted at 60% of base salary, and (iii) eligibility for standard employee benefits and pension benefits. Ms. Pamamull’ s offer letter also contained indefinite confidentiality and non-disclosure restrictions, invention assignment provisions, and customer and employee non-solicitation covenants effective during her employment and for up to one year following termination.
Employment Agreement with Mr. Becker
Effective October 1, 2021, the Company entered into an employment agreement with Mr. Becker. Pursuant to his employment agreement, Mr. Becker is entitled to (i) an annual base salary of $351,044, (ii) an annual cash performance bonus targeted at 60% of base salary, (iii) eligibility for annual long-term incentive awards beginning in 2022, with the form of such award and the value of such awards determined by the compensation committee, (iv) a car allowance of $1,699 per month, and (v) eligibility for standard employee benefits. Mr. Becker’s employment agreement also contained indefinite confidentiality and non-disclosure restrictions, invention assignment provisions, and non-competition covenants effective during employment.

Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of Class A Common Stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Andrew Stanleick	—	—	—	—	—	291,667	2,654,170
								27,778 (3)	252,778
								250,000 (4)	2,275,000
Brenton L. Saunders	465,000	1,395,000 (5)	—	12.85	5/6/2031
						158,450	1,441,895
								13,204 (3)	120,156
								150,000 (4)	1,365,000
Liyuan Woo	186,000	558,000 (5)	—	12.85	5/6/2031
						105,633	961,260
								8,803 (3)	80,105
								125,000 (4)	1,137,500
Daniel Watson	77,500	232,500 (5)	—	12.85	5/6/2031
						77,835	708,299
								6,486 (3)	59,025
								125,000 (4)	1,137,500
Stephan Becker	93,000	279,000 (6)	—	26.50	10/1/2031
						55,596	505,924
								4,633 (3)	42,160
								125,000 (4)	1,137,500
Indra Pamamull(7)	—	—	—	—	—	—	—	—	—
_______________
(1)Represents stock options granted pursuant to the 2021 Plan that vest over four years, with 25% of the shares vesting on each of the first four anniversaries of the applicable grant date (which was May 6, 2021 for Mr. Saunders, Ms. Woo and Mr. Watson, and October 1, 2021 for Mr. Becker), subject to continued employment with the Company through the applicable vesting date. Such stock options are also subject to accelerated vesting in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control-Accelerated Vesting of Equity Awards.”
(2)The values shown equal the number of shares or units multiplied by $9.10, the closing price of a share of our Class A Common Stock on December 30, 2022, as reported on Nasdaq.
(3)The TSR PSUs vest following the conclusion of the January 1, 2022 through December 31, 2024 performance period based upon the level of attainment of our relative TSR compared to the relative TSR of companies that comprise the Russell 3000 Index. Values shown assume vesting at threshold. For additional information, see "Performance-Based Restricted Stock Units" in the CD&A section above.
(4)The Stock Price PSUs vest following the conclusion of the January 1, 2021 through December 21, 2024 performance period based upon the level of attainment of absolute stock price. Values shown assume vesting at threshold. Total shares earned under the Stock Price PSUs will range from 0% to 150% of the target number of units based on actual performance. For additional information, see "Stock Price Vested Performance-Based Restricted Stock Unit Awards" in the CD&A section above.
(5)Stock options vest in two equal installments on May 6, 2023 and May 6, 2024.
(6)Stock options vest in two equal installments on October 1, 2023 and October 1, 2024.
(7)All of Ms. Pamamull's awards were cancelled in connection with her termination without cause on June 8, 2022.

Option Exercises and Stock Vested in 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Andrew Stanleick	—	—	41,666	604,157
Brenton L. Saunders	—	—	66,544	829,351
Liyuan Woo	—	—	—	—
Daniel Watson	—	—	—	—
Indra Pamamull	—	—	—	—
Stephan Becker	—	—	—	—
_______________
(1)These values represent the aggregate dollar amount realized upon vesting. The value is calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.
2022 Non-Qualified Deferred Compensation Table
This table summarizes activity during 2022 and account balances in our NQDC plan for our NEOs. The NQDC plan permits the executives to defer receipt of a portion of their salary, bonus, incentive awards, long term incentive plan, restricted stock units, performance share units, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a) but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

	Executive Contributions in 2022 ($)	Beauty Health Contributions in 2022 ($)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance as of 12/31/22 ($)
Daniel Watson	$92,307.76	$0.00	-$4,498.95	$0.00	$87,808.81
Potential Payments upon Termination or Change in Control
The following summarizes the potential payments and benefits that would be made to our NEOs upon certain qualifying terminations of their employment with the Company. We are party to an employment agreement with Mr. Stanleick and Ms. Woo which provides for certain severance protections, and Mr. Watson participates in our Executive Severance Plan. The severance payments and benefits provided by such employment agreement and our Executive Severance Plan are more fully described below.
We were party to employment agreements with Ms. Pamamull and Mr. Becker during 2022. In connection with Ms. Pamamull’s and Mr. Becker’s respective separations from employment with the Company on June 8, 2022 and February 28, 2023, respectively, their respective employment agreements terminated and they each became entitled to certain severance payments and benefits, as further described below.
Employment Agreement with Mr. Stanleick
Under his employment agreement, if Mr. Stanleick’s employment is terminated before or more than 12 months after a “change in control” by the Company (as defined in the 2021 Plan) without “cause” or by Mr. Stanleick for “good reason” (each as defined in his employment agreement), he will be entitled to the following: (i) any earned, but unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of his base salary for 18 months following termination, (iii) a prorated target annual bonus for the year of termination, and (iv) reimbursement of the employer portion of COBRA premium payments for up to 18 months following termination (collectively, the “Stanleick Severance Benefits”).
If, within 12 months following the consummation of a “change in control” of the Company, Mr. Stanleick’s employment is terminated by the Company without “cause” or by Mr. Stanleick for “good reason”, he will be entitled to receive the Stanleick Severance Benefits, along with a cash payment equal to one and one-half (1.5) times his target annual bonus for the year of termination.
If Mr. Stanleick’s employment is terminated due to his death or “disability” (as defined in his employment agreement) he (or his estate, as applicable) will receive a lump sum cash payment equal to his prorated target annual bonus for the year of termination, and any earned, but unpaid annual bonus for the year prior to the year of termination.

Mr. Stanleick’s right to receive the foregoing severance payments and benefits is contingent upon his execution and non-revocation of a general release of claims in favor of the Company. His employment agreement also includes a Section 280G “best pay” provision, which provides that if any amount received by Mr. Stanleick pursuant to the agreement or otherwise that would be subject to the excise tax imposed by Section 4999 of the Code, he would receive the full amount of the payments and benefits or an amount reduced so that no portion would be subject to the excise tax, whichever would result in the largest payment to him on an after-tax basis.
Employment Agreement with Ms. Woo
Under her employment agreement, if Ms. Woo’s employment is terminated before or more than 12 months after a “change in control” by the Company (as defined in the 2021 Plan) without “cause” or by Ms. Woo for “good reason” (each as defined in her employment agreement), she will be entitled to the following: (i) any earned, but unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of her base salary for 18 months following termination, (iii) a prorated target annual bonus for the year of termination, and (iv) reimbursement of the employer portion of COBRA premium payments for up to 18 months following termination (collectively, the “Woo Severance Benefits”).
If, within 12 months following the consummation of a “change in control” of the Company, Ms. Woo’s employment is terminated by the Company without “cause” or by Ms. Woo for “good reason”, she will be entitled to receive the Woo Severance Benefits, along with a cash payment equal to one and one-half (1.5) times her target annual bonus for the year of termination.
If Ms. Woo’s employment is terminated due to her death or “disability” (as defined in her employment agreement) she (or her estate, as applicable) will receive a lump sum cash payment equal to her prorated target annual bonus for the year of termination, and any earned, but unpaid annual bonus for the year prior to the year of termination.
Ms. Woo’s right to receive the foregoing severance payments and benefits is contingent upon her execution and non-revocation of a general release of claims in favor of the Company. Her employment agreement also includes a Section 280G “best pay” provision, which provides that if any amount received by her pursuant to the agreement or otherwise that would be subject to the excise tax imposed by Section 4999 of the Code, she would receive the full amount of the payments and benefits or an amount reduced so that no portion would be subject to the excise tax, whichever would result in the largest payment to her on an after-tax basis.
Executive Severance Plan
Mr. Watson participates in (and Ms. Pamamull and Mr. Becker, while employed by us, participated in) The Beauty Health Company Executive Severance Plan (the "Executive Severance Plan"), which provides that upon a termination of the applicable NEO’s employment without “cause” or for “good reason” (each as defined in the Executive Severance Plan) before or more than twelve months after a “change in control” by the Company (as defined in the 2021 Plan), the NEO will be entitled to: (1) continued payment of his or her base salary for 12 months (or, in the case of Ms. Pamamull, six months) following termination, (2) a prorated target annual bonus for the year of termination, and (3) reimbursement of the employer portion of COBRA premium payments, where applicable, for 12 months (or, in the case of Ms. Pamamull, six months) following termination.
If, within 12 months following the consummation of a “change in control” of the Company, the applicable NEO’s employment is terminated without “cause” or for “good reason”, the NEO will be entitled to receive the same severance benefits outlined above, along with a cash payment equal to 100% (or, in the case of Ms. Pamamull, 50%) of the NEO’s target annual bonus for the year of termination.
The severance payments and benefits under the Executive Severance Plan are subject to the applicable NEO’s execution of a release of claims in favor of us. The Executive Severance Plan also includes a Section 280G “best pay” provision, which provides that if any amount received by the NEO pursuant to the Executive Severance Plan or otherwise that would be subject to the excise tax imposed by Section 4999 of the Code, the NEO would receive the full amount of the payments and benefits or an amount reduced so that no portion would be subject to the excise tax, whichever would result in the largest payment to the NEO on an after-tax basis.
Accelerated Vesting of Equity Awards
Under the terms of the 2021 Plan, our NEOs are entitled to accelerated vesting of their stock options, RSUs and PSUs upon certain terminations of employment, as described below.

Stock Options
Upon an NEO’s termination of employment with us due to his or her death or “disability” or, if a “change in control” of the Company is consummated after May 4, 2022 and an NEO’s employment is terminated by us without “cause” or due to such NEO’s resignation for “good reason,” in either case, within 12 months following the consummation of the change in control, his or her options will immediately vest in full. In addition, the stock options held by each of our NEOs other than Ms. Woo provide that if a change in control of the Company occurs prior to May 4, 2022 (or pursuant to a binding agreement entered into prior to May 4, 2022) and the applicable NEO’s employment is terminated by us without “cause” or due to such NEO’s resignation for “good reason,” in either case, within 12 months following the consummation of the change in control, the option will vest pro-rata through the date of such termination (as if such option had originally been subject to monthly, rather than annual, vesting). Any accelerated vesting applicable to the NEOs’ stock options is subject to the applicable NEO’s execution of a release of claims in favor of us.
Restricted Stock Units
If the NEO incurs a termination of service (as defined in the 2021 Plan), due to his or her death or "disability", or if a "change in control" of the Company is consummated and the NEO's employment is terminated by us without "cause" or due to such NEO's resignation for "good reason", in either case, within 12 months following the consummation of the change in control, his or her RSUs will vest in full (to the extent then-unvested) upon the Company receiving a timely release of claims that becomes effective and irrevocable no later than 60 days following such termination of service.
Relative TSR Performance-Based Restricted Stock Unit Awards
In the event that a "change in control" is consummated during the performance period, and the NEO remains in continued service as an employee until at least immediately prior to such "change in control", then:
•In the event that no "assumption" of the PSUs (as defined in Section 8.3 of the 2021 Plan) occurs in connection with such "change in control", then, immediately prior to the "change in control", a number of PSUs determined by multiplying (x) the total number of PSUs granted (at target) by (y) the vesting percentage (calculated as if the performance period ended on the last trading day to occur immediately preceding the closing date of such "change in control" and using the per-share consideration paid or payable (as applicable) in connection with such "change in control" as the Company's ending price) will automatically vest immediately prior to such "change in control"; and
•In the event that an "assumption" of the PSUs occurs in connection with such "change in control", then, effective immediately prior to the closing of the "change in control", the PSUs will be deemed to convert into a number of unvested PSUs determined by multiplying (x) the total number of PSUs (at target) by (y) the vesting percentage (calculated as if the performance period ended on the last trading day to occur immediately preceding the closing date of such "change in control" and using the per-share consideration paid or payable (as applicable) in connection with such "change in control" as the Company's ending price). Such unvested PSUs (as so assumed and adjusted in connection with the "change in control" will be eligible to vest in full on the last day of the performance period based solely on the NEO's continued status as a service provider through such date or upon such NEO's termination of service as described below.
If the NEO incurs a termination of service (as defined in the 2021 Plan), then:
•In the event the NEO incurs a termination of service (as defined in the 2021 Plan) prior to the last day of the performance period (and prior to the consummation of a "change in control") due to his or her death or "disability", a number of PSUs equal to the product of (x) the total number of PSUs granted (at target) by (y) the vesting percentage calculated assuming that the Company's relative TSR at target shall automatically vest upon the Company receiving a timely release of claims that becomes effective and irrevocable no later than 60 days following such termination of service; and
•In the event that (A) a "change in control" is consummated and there is an "assumption" of the PSUs and (B) the NEO is terminated by the Company without "cause", due to his or her resignation for "good reason", or due to his or her death or "disability", in any case, within 12 months following the consummation of such "change in control", all then-outstanding restricted stock units shall vest in full (to the extent then-unvested) upon the Company receiving a timely release of claims that becomes effective and irrevocable no later than sixty days following such termination of service.

Stock Price Vested Performance-Based Restricted Stock Unit Awards
In the event that a “change in control” of the Company is consummated during the four-year performance period applicable to our NEOs’ PSUs and the applicable NEO remains in employment with us until at least immediately prior to such change in control, then (i) if the underlying shares are not publicly traded following the consummation of the change in control and there is not an “assumption” of the PSUs, then a number of PSUs will vest upon the change in control based on the per-share consideration paid (or payable) in connection with the change in control (or, if the change in control is consummated after the third anniversary of the applicable vesting commencement date, based on the Company’s average stock price during the 90-day period ending on the third anniversary of the vesting commencement date (if greater)); and (ii) if the underlying shares are not publicly traded following the consummation of the change in control and there is an “assumption” of the PSUs, the PSUs will convert into a number of unvested restricted stock units based on per-share consideration paid (or payable) in connection with the change in control (or, if the change in control is consummated after the third anniversary of the applicable vesting commencement date, based on the Company’s average stock price during the 90-day period ending on the third anniversary of the vesting commencement date (if greater)). The unvested restricted stock units (as so assumed and adjusted) would remain outstanding and eligible to vest on the last day of the performance period, subject to the NEO’s continued service through the applicable vesting date.
In the event the NEO’s service with the Company terminates prior to the last day of the performance period, the PSUs will vest or be forfeited as follows (with any vesting subject to the applicable NEO’s execution of a release of claims in favor of us):

Reason for Termination	If Termination Occurs Before 3rd Anniversary of the Applicable Vesting Commencement Date, then:	If Termination Occurs On or After 3rd Anniversary of, but before 4th Anniversary of, the Applicable Vesting Commencement Date, then:
Death or Disability	A number of PSUs will vest based on the Company’s average stock price over the 90 days ending on and including the termination date.
A number of PSUs will vest based on the greater of (i) the Company’s average stock price over the 90 days ending on and including the termination date and (ii) the Company’s average stock price over the 90-day period ending on the 3rd anniversary of the vesting commencement date.

Without cause or for good reason prior to the consummation of a change in control	All PSUs will be forfeited without payment upon such termination.	A number of PSUs will vest based on the Company’s average stock price over the 90-day period ending on the 3rd anniversary of the vesting commencement date.
Without cause or for good reason within 24 months after consummation of a change in control	A number of PSUs will vest based on the Company’s average stock price over the 90 days ending on and including the termination date.
A number of PSUs will vest based on the greater of (i) the Company’s average stock price over the 90 days ending on and including the termination date and (ii) the Company’s average stock price over the 90-day period ending on the 3rd anniversary of the vesting commencement date.

Any other reason (including for cause or without good reason)	All PSUs will be forfeited without payment upon such termination.	All PSUs will be forfeited without payment upon such termination.
Estimated Potential Payments
The following table summarizes the payments that would have been made to our NEOs (other than Ms. Pamamull and Mr. Becker, whose respective employment with us ended on June 8, 2022 and February 28, 2023, respectively) upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees, such as accrued vacation. The severance and termination benefits paid to Ms. Pamamull and Mr. Becker are described below under “- Ms. Pamamull’s Severance Benefits” and “- Mr. Becker’s Severance Benefits”, respectively.

Name	Type of Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)	Termination due to Death or Disability ($)
Andrew Stanleick	Cash	1,918,904	3,118,904	718,904
	Equity Acceleration (1)	—	2,654,170	3,665,280
	All Other Payments or Benefits	25,932	25,932	—
	Total (2)	1,944,836	5,799,006	4,384,184
Brenton L. Saunders	Cash	—	—	—
	Equity Acceleration (1)	—	1,441,895	1,922,521
	All Other Payments or Benefits	—	—	—
	Total (2)	—	1,441,895	1,922,521
Liyuan Woo	Cash	896,700	1,281,000	256,200
	Equity Acceleration (1)	—	961,260	1,281,680
	All Other Payments or Benefits	25,932	25,932	—
	Total (2)	922,632	2,268,192	1,537,880
Daniel Watson	Cash	640,000	880,000	—
	Equity Acceleration (1)	—	708,299	944,938
	All Other Payments or Benefits	13,698	13,698	—
	Total (2)	653,698	1,601,996	944,398
_______________
(1)With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of Class A Common Stock underlying the options by $9.10, the closing trading price of our Class A Common Stock on December 30, 2022 as reported on The Nasdaq Capital Market and (ii) subtracting the exercise price for the options. Accelerated options have no value as of December 30, 2022 due to the exercise price being below the closing trading price of $9.10. With respect to RSUs and PSUs, the value of equity acceleration was calculated by multiplying the number of accelerated PSUs by $9.10, the closing trading price of our Class A Common Stock on December 30, 2022. Under “Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control” accelerated Stock Price PSUs and relative TSR PSUs have no value due to performance being under threshold as of December 30, 2022. Under “Termination due to Death or Disability” accelerated Stock Price PSUs have no value due to performance being under threshold as of December 30, 2022.
(2)Amounts shown are the maximum potential payments and benefits the applicable NEO would have received as of December 31, 2022 (without taking into account any Code Section 280G “best pay” provision that may result in the reduction of such payments and benefits).
Ms. Pamamull’s Severance Benefits
On August 3, 2022, the Company’s indirect, wholly-owned subsidiary, HydraFacial LLC ("HydraFacial"), and Ms. Pamamull entered into a Separation Agreement (the “Separation Agreement”) in connection with Ms. Pamamull’s termination without cause from the Company. The Separation Agreement was effective as of June 8, 2022 (the “Separation Date”).
Pursuant to the terms of the Separation Agreement, Ms. Pamamull received (i) cash consideration of (a) $12,641 SGD, which represented the prorated monthly salary for the month of June up to the Separation Date, (b) $21,392 SGD, which represented the prorated, accrued and unutilized paid annual leave up to the Separation Date, (c) $278,100 SGD, which represented severance payment equivalent to six months’ salary, (d) $18,180 SGD, which represented the amounts owed had Ms. Pamamull taken part in the Central Provident Fund in Singapore, (e) an amount equal to Ms. Pamamull’s monthly base salary for up to six (6) months, or such shorter period thereof in the event that Ms. Pamamull commenced paid employment with any other entity, and (f) an amount equal to the pro-rata target bonus up to the Separation Date, and (ii) continue Ms. Pamamull’s current health benefits for up to six (6) months after the Separation Date (collectively, the “Severance Payments”)
In consideration for the Severance Payments, Ms. Pamamull agreed to customary general releases and waivers in favor of the Company and HydraFacial, and customary post-employment covenants with respect to confidential information of the Company and HydraFacial.

Mr. Becker’s Severance Benefits
On December 20, 2022, the Company's indirect, wholly-owned subsidiary, HydraFacial Germany GmbH ("HF Germany"), and Mr. Becker entered into a Settlement Agreement (the "Settlement Agreement") in connection with Mr. Becker's transition out of the Company on August 25, 2022.
Pursuant to the terms of the Settlement Agreement, Mr. Becker received (i) cash consideration of (a) $217,000 EUR (gross), which represented the total bonus Mr. Becker would receive for the years 2022 and 2023, and (b) $155,000 EUR (gross), which represented severance payment Mr. Becker was entitled to receive under his employment agreement, and (ii) have all of Mr. Becker's vested, but unissued equity awards, vest in accordance with the 2021 Plan.

PAY VERSUS PERFORMANCE
Under rules adopted pursuant to the Dodd-Frank Act ("PvP Rules"), we are required to disclose certain information about the relationship between the compensation actually paid ("CAP") to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis".
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other named executive officers for each year from 2021 to 2022, compared to our TSR from our initial public offering date, May 6, 2021 through the end of each such year, and our net income and Adjusted EBITDA for each such year.

Year	Summary Compensation Table Total for First PEO ($) (1)(4)	Compensation Actually Paid to First PEO ($) (1)(5)	Summary Compensation Table Total for Second PEO ($) (2)(4)	Compensation Actually Paid to Second PEO ($) (2)(5)	Summary Compensation Table Total for Third PEO ($) (3)(4)	Compensation Actually Paid to Third PEO ($) (3)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (6)	Average Compensation Actually Paid to Non-NEO PEOs ($) (7)	Value of Initial Fixed $100 Investment Based On:		Net Income(9) ($ in millions)	Adjusted EBITDA(10) ($ in millions)
									Total Shareholder Return ($) (8)	Peer Group Total Shareholder Return ($) (8)
(a)	(b)	(c)	(d)	(e)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2022	—	—	3,464,119	(19,754,948)	10,361,434	6,734,905	2,494,664	(5,247,650)	70.82	72.36	44.4	47.7
2021	26,526,940	2,973,403	—	—	—	—	6,616,186	9,523,295	188.02	114.92	(375.1)	32.7
_______________
(1)The first PEO is Clinton Carnell, who served as our PEO in 2021 through December 31, 2021. Any Stock or Option Awards granted in the year were forfeited in the year and therefore had a zero value as of the end of the year. Compensation Actually Paid reflects the sum of Salary and All Other Compensation for the year.
(2)The second PEO is Brenton L. Saunders, who served as our interim CEO from January 1, 2022 to February 6, 2022.
(3)The third PEO is Andrew Stanleick, who served as our PEO for the remainder of 2022 after Mr. Saunders resumed his role as our Executive Chairman for the fiscal year of 2022.
(4)Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(5)Compensation Actually Paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of the Summary Compensation Table total compensation under the methodology prescribed under the PvP Rules as shown in the adjustment table below.

	2021	2022
	PEO 1 ($)	PEO 2 ($)	PEO 3 ($)
Summary Compensation Table Total (a)	26,526,940	3,464,119	10,361,434
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(23,553,537)	(2,984,131)	(8,857,355)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	—	1,883,965	4,626,669
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (c)	—	(18,760,356)	—
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (c)	—	450,363	604,157
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (c)	—	(3,808,908)	—
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Compensation Actually Paid	2,973,403	(19,754,948)	6,734,905
(a)We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not applicable to our analysis and no adjustments have been made.

(b)The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(c)In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. See “Note 13 – Equity-Based Compensation” to the Consolidated Financial Statements of our Form 10-K for additional details on the valuation assumptions used at grant for the most-recently disclosed fiscal year. The information below summarizes the assumptions used to value our stock options and performance stock units containing a market condition (as defined under the relevant accounting standard, ASC 718).
Option Awards: The range of estimates used in the option fair value calculations are as follows:

Assumption	2022	2021
Expected Term	4.60 – 8.75	5.60 – 6.00
Volatility	61.91% - 68.19%	53.52%
Dividend Yield	0%	0%
Risk-Free Rate	3.04% - 3.94%	1.32% - 1.35%
PSUs with Market Conditions: The range of estimates for performance-based awards with market conditions are as follows:

Assumption	2022	2021
Volatility	69.69% - 77.08%	56.06% - 57.17%
Dividend Yield	0%	0%
Risk-Free Rate	4.31%	1.02% - 1.08%
(6)This figure is the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO NEOs in each year are listed in the table below.

2021-2022 NEOs
Liyuan Woo
Indra Pamamull
Daniel Watson
Stephan Becker
(7)This figure is the average of compensation actually paid to our NEOs other than our PEO in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the PvP Rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year.

	2021	2022
Summary Compensation Table Total (a)	6,616,186	2,494,664
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(6,042,926)	(1,815,649)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	8,950,035	840,930
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (c)	—	(4,047,912)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (c)	—	—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (c)	—	(662,834)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(2,056,849)
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—
Compensation Actually Paid	9,523,295	(5,247,650)
(a)We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not applicable to our analysis and no adjustments have been made.
(b)The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(c)In accordance with PvP Rules, the fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. The assumptions used for determining the fair values shown in this table are the same as those shown for the preceding table describing the calculations performed in arriving at compensation actually paid for our PEO.
(8)Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. Peer Group Total Shareholder Return is based on the S&P Consumer Discretionary Select Sector Index, which is what we have used for Item 201(e) purposes in our 10-K.
(9)The dollar amounts reported are the Company's net income reflected in the Company’s audited financial statements.
(10)In the Company's assessment, adjusted EBITDA is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the Company in 2022 to link compensation actually paid to performance. For a reconciliation of our net income (loss) on a GAAP basis to adjusted net income (loss) to adjusted EBITDA, see "Non-GAAP Financial Measures - Adjusted Net Income, Adjusted EBITDA and Adjusted EBTIDA Margin" in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Form 10-K for the fiscal year ended December 31, 2022.
Description of Relationships Between Compensation Actually Paid and Performance
The graphs below describe, in a manner compliant with the PvP Rules, the relationship between Compensation Actually Paid and the individual performance measures shown. As described above, and only for the purpose of providing a clear description of the relationship between compensation actually paid and the relevant performance measures, the compensation actually paid to our two PEOs in 2022 has been aggregated into a single value for 2022.

Relationship Between Compensation Actually Paid for PEOs and NEOs (Average) vs. Cumulative TSR of Company and the Peer Group
The following chart shows the relationship between compensation actually paid to our PEOs and average compensation actually paid to our Non-PEO NEOs and our TSR, as well as the relationship between our TSR and the TSR of our peer group.

CAP vs. TSR
$188.02
$114.92
$70.82
$72.36
$9.5M
$3.0M
-$5.2M
-$13.0M
2021
2022
Comp. Actually Paid (Aggregate of PEOs)
Comp. Actually Paid (Non-PEO NEO Avg)
Company TSR
Peer Group TSR

Relationship Between Compensation Actually Paid for PEOs and NEOs (Average) vs. Net Income
The following chart shows the relationship between compensation actually paid to our PEOs and average compensation actually paid to our Non-PEO NEOs and net income.

CAP vs. Net Income
$44.4
($375.1)
$9.5M
$3.0M
-$5.2M
-$13.0M
2021
2022
Comp. Actually Paid (Aggregate of PEOs)
Comp. Actually Paid (Non-PEO NEO Avg)
Net Income ($M)

Relationship Between Compensation Actually Paid for PEOs and NEOs (Average) vs. Adjusted EBITDA
The following chart shows the relationship between compensation actually paid to our PEOs and average compensation actually paid to our Non-PEO NEOs and adjusted EBITDA.

CAP vs. Adjusted EBITDA
$32.7
$47.7
$3.0M
$9.5M
-$13.0M
-$5.2M
2021
2022
Comp. Actually Paid (Aggregate of PEOs)
Comp. Actually Paid (Non-PEO NEO Avg)
Adjusted EBITDA ($M)

Most Important Company Performance Measures for Determining Executive Compensation
Item 402(v) of Regulation S-K also requires that we provide the following tabular list of at least three and not more than seven financial performance measures that we have determined are our most important financial performance measures used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the Company’s performance:
•Adjusted EBITDA
•Revenue
•TSR

CEO PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, below is the ratio of the annual total compensation of our median employee (excluding our Chief Executive Officer) to the annual total compensation of our principal executive officer, Chief Executive Officer and Director, Andrew Stanleick.
The ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.
Since the Company operated with two CEOs in 2022, Mr. Saunders as Executive Chairman of the Board for Fiscal 2022 and as Interim Chief Executive Officer between January 1, 2022 through February 6, 2022, and Mr. Stanleick as Chief Executive Officer and President as of February 7, 2022 through the remainder of Fiscal 2022, we used Mr. Stanleick’s total annualized compensation for our Pay Ratio Disclosure. For 2022, Mr. Stanleick’s total annualized compensation was $10,469,126. The median of the annual total compensation of all employees (other than Mr. Stanleick) was $105,000. The ratio of the annual total compensation of Mr. Stanleick to the annual total compensation of our median-paid employee for Fiscal 2022 was 100:1.
Methodology and Key Assumptions
For purposes of calculating the pay ratio:
•with respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K; and
•with respect to the annual total compensation for our Chief Executive Officer, we used the “Total" amount reported in the Summary Compensation Table for Fiscal 2022.
The below table summarizes our methodology and key assumptions in setting our consistently applied compensation measure.

Item	Company Practice
Date Selection	The last day of the 2022 fiscal year, December 31, 2022, was used for the calculation.
Annual Total Compensation
We used the following compensation measure based on payroll and equity plan records for all active employees as of the determination date:
• For permanent, full-time employees (other than hourly employees), we used (i) the employee’s annual base salary for Fiscal 2022 on an annualized basis and as in effect on the determination date, (ii) the employee’s target annual cash incentive amount for Fiscal 2022 (assuming payout at 100% of target), and (iii) the grant date fair value of the employee’s equity awards awarded in Fiscal 2022; and
• for hourly and/or temporary employees, we used (i) actual pay for Fiscal 2022, (ii) any incentives paid in Fiscal 2022, and (iii) the grant date fair value of any equity awards granted in Fiscal 2022.

Employee Workforce Definition	Generally, employees who worked any portion of the fiscal year and who were active earners were included. The jurisdictions included in the analysis were the United States of America, China, and the United Kingdom.

De-Minimus Rule	We are a global company operating in 16 countries directly (and across 90+ countries in total via direct and distributor markets), with North America being our largest market by geographical split, and continual expansion across APAC (Asia-Pacific) and EMEA (Europe, Middle East, and Africa). For Fiscal 2022, approximately 83% of our employees were salaried, with the remainder being compensated on an hourly basis.

Employee groups in certain non-U.S. jurisdictions were excluded as the aggregate total of these employees amounts less than 5% of our total employee workforce. The jurisdictions excluded were Canada, Mexico, Latin America, Japan, Australia, France, Germany, Spain, South Korea, and Ireland.

The total number of employees excluded from the analysis was approximately 205 based on our total workforce of approximately 1,034 as of December 31, 2022.

Exchange Rates	All figures shown are in U.S. dollars. The amounts originally in non-U.S. dollars were converted to U.S. dollars using the exchange rate as of the determination date.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022, with respect to the shares of the Company’s Class A Common Stock that may be issued under the Company’s existing compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	10,682,048	$15.21	13,194,204
Equity compensation plans not approved by security holders	—	—	—
Totals	10,682,048 (1)	$15.21 (2)	13,194,204(3)
_______________
(1)Comprises 5,601,770 shares issuable upon exercise of options outstanding under the 2021 Plan, 2,580,152 shares issuable upon vesting of outstanding RSUs under the 2021 Plan, and 2,500,126 shares issuable upon settlement of PSUs outstanding under the 2021 Plan.
(2)The weighted average exercise price does not take into account RSUs or PSUs which have no exercise price, or rights outstanding under The Beauty Health Company 2021 Employee Stock Purchase Plan ("ESPP").
(3)Comprises 9,894,336 shares available for future issuance under the 2021 Plan and 3,299,868 shares available for future issuance under the 2021 ESPP, in each case, as of December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information pertaining to “beneficial ownership” (as defined below) of our Class A Common Stock as of April 17, 2023, by (i) individuals or entities known by us to beneficially own more than five percent of our Class A Common Stock, (ii) each director and director nominee, (iii) our NEOs and (iv) all directors and executive officers as a group. The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC.
The number of shares “beneficially owned” by a given stockholder is determined under SEC Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a director, director nominee, principal stockholder, or executive officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under stock options or otherwise, within 60 days of April 17, 2023.
The beneficial ownership percentages set forth in the table below are based on 132,628,714 shares of our Class A Common Stock outstanding as of April 17, 2023. Except as otherwise set forth in the table below, the address of each of the persons listed below is c/o The Beauty Health Company, 2165 Spring Street, Long Beach, California 90806.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Total Outstanding Common Stock
5% Stockholders:
The Vanguard Group (2)	9,551,738	7.2%
FMR LLC (3)	22,632,685	17.1%
LCP Edge Holdco LLC (4)	36,568,002	27.6%
Luxor Capital Group, LP (5)	6,942,190	5.2%
Janus Henderson Group plc (6)	10,289,105	7.8%
Named Executive Officers and Directors:
Andrew Stanleick	48,850	*
Liyuan Woo (7)	745,264	*
Daniel Watson (8)	393,700	*
Indra Pamamull	-	*
Stephan Becker (9)	101,982	*
Brenton L. Saunders (10)	14,187,698	10.7%
Marla Beck	587	*
Michael Capellas (11)	374,655	*
Dr. Julius Few (12)	135,730	*
Desiree Gruber (13)	82,686	*
Michelle Kerrick	5,160	*
Brian Miller (14)	36,573,162	27.6%
Doug Schillinger	5,160	*
All Executive Officers and Directors as a Group (13 persons)	55,255,024	41.7%
_______________
*Less than 1%.
(1)Shares beneficially owned reflects shares of Class A Common Stock plus rights to acquire Class A Common Stock, such as options, RSUs, PSUs and warrants that are vested or exercisable or will vest or become exercisable within 60 days of April 17, 2023.
(2)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by the Vanguard Group. According to the Schedule 13G/A, The Vanguard Group has shared voting power with respect to 149,815 shares, sole dispositive power with respect to 9,307,207 shares, and shared dispositive power with respect to 244,521 shares. The business address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by FMR LLC and Abigail P. Johnson (“Ms. Johnson”), the Chairman and Chief Executive Officer of FMR LLC. According to the Schedule 13G/A, FMR LLC has sole voting power with respect to 22,632,685 shares and FMR LLC and Ms. Johnson have sole dispositive power with respect to 22,632,685 shares. The business address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)Based solely on information contained in a Schedule 13D filed with the SEC on July 19, 2021, by LCP Edge Holdco LLC (“LCP Edge Holdco”), Linden Capital III LLC (“Linden Capital III”), Linden Manager III LP (“Linden Manager”), Linden Capital Partners III-A LP (“Linden Capital Partners III-A”), Anthony Davis (“Mr. Davis”) and Brian Miller (“Mr. Miller”). According to the Schedule 13D/A, the shares are held directly by LCP Edge Holdco and each of the reporting persons has shared voting power and dispositive power with respect to the shares based on their relationship to LCP Edge Holdco. The business address for the reporting persons is 150 North Riverside Plaza, Suite 5100, Chicago, Illinois 60606.
(5)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2023 by Luxor Capital Partners, LP (the “Onshore Fund”), Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”), Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”), Lugard Road Capital Master Fund, LP (the “Lugard Master Fund”), Luxor Wavefront, LP (“Wavefront Fund”), Luxor Gibraltar, LP (the “Gibraltar Fund”), LCG Holdings, LLC (“LCG Holdings”), Lugard Road Capital GP, LLC (“Lugard GP”), Luxor Capital Group, LP (“Luxor Capital Group”), Luxor Management, LLC (“Luxor Management”, Jonathan Green (“Mr. Green”), and Christian Leone (“Mr. Leone”). According to the Schedule 13G/A, (i) the Onshore Fund shares voting and dispositive power with respect to 60,988 shares, including 20,938 shares issuable upon conversion of convertible notes and 3,900 shares underlying call options currently exercisable, (ii) the Offshore Master Fund shares voting and dispositive power with respect to 28,603 shares, including 11,902 shares issuable upon conversion of convertible notes and 2,400 shares underlying call options currently exercisable, (iii) the Offshore Feeder Fund, as the owner of a controlling interest in the Offshore Master Fund, may be deemed to beneficially own the shares beneficially owned by the Offshore Master Fund, (iv) the Lugard Master Fund shares voting and dispositive power with respect to 6,852,599 shares, including 2,569,690 shares issuable upon conversion of convertible notes and 493,700 shares underlying call options currently exercisable, (v) LCG Holdings, as the general partner of the Onshore Fund and the Offshore Master Fund, may be deemed to beneficially own the 89,591 shares beneficially owned by the Onshore Fund and the Offshore Master Fund, (vi) Lugard GP, as the general partner of the Lugard Master Fund may be deemed to beneficially own the 6,852,599 shares beneficially owned by the Lugard Master Fund, (vii) Mr. Green, as a managing member of Lugard GP, may be deemed to beneficially own the 6,852,599 shares beneficially owned by Lugard GP, (viii) Luxor Capital Group, as the investment manager of the Onshore Fund, the Offshore Master Fund and the Lugard Master Fund (the “Funds”) may be deemed to beneficially own the 6,942,190 shares beneficially owned by the Funds, (ix) Luxor Management, as the general partner of Luxor Capital Group, may be deemed to beneficially own the 6,942,190 shares beneficially owned by the Luxor Capital Group, (x) Mr. Leone, as the managing member of Luxor Management, may be deemed to beneficially own the 6,942,190 shares beneficially owned by Luxor Management. The principal business address of each of the Onshore Fund, LCG Holdings, Luxor Capital Group, Luxor Management, Lugard GP, Mr. Green, and Mr. Leone is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036. The principal business address of each of Offshore Master Fund, the Offshore Feeder Fund and the Lugard Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(6)Based solely on information contained in Schedule 13G filed by Janus Henderson Group PLC (“Janus”) and Janus Henderson Contrarian Fund (“Janus Contrarian”) with the SEC on February 13, 2023. According to the Schedule 13G (i) Janus has shared voting and dispositive power with respect to 10,289,105 shares and (ii) Janus Contrarian has shared voting and dispositive power with respect to 10,224,735 shares. According to the Schedule 13G Janus has a 100% ownership stake in Janus Henderson Investors U.S. LLC (“JHIUS”) and Janus Contrarian is an investment company registered under the Investment Company Act of 1940 and is one of the Managed Portfolios to which JHIUS provides investment advice. The business address for the Janus is 201 Bishopsgate EC2M 3AE, United Kingdom. The business address for Janus Contrarian is 151 Detroit St., Denver, CO 80206.
(7)Consists of (i) 371,708 shares, (ii) 372,000 shares subject to options that are vested or will vest within 60 days of April 17, 2023, and (iii) 1,556 shares estimated to be issued under the ESPP within 60 days of April 17, 2023.
(8)Consists of (i) 236,177 shares, (ii) 155,000 shares subject to options that are vested or will vest within 60 days of April 17, 2023, and (iii) 2,523 shares estimated to be issued under the ESPP within 60 days of April 17, 2023.
(9)Consists of 8,982 shares and 93,000 shares subject to options that are vested as of April 17, 2023.
(10)Consists of (i) 5,621,414 shares held by Mr. Saunders, (ii) 1,681,771 shares held by Triplet Enterprises III, LLC (“Triplet”), (iii) 1,121,180 shares held by Saunders Family Trust (“Trust”), (iv) 3,166,666 convertible warrants held by Mr. Saunders, (v) 1,000,000 convertible warrants held by Triplet, (vi) 666,667 convertible warrants held by Trust and (vii) 930,000 shares of common stock subject to options held by Mr. Saunders that are vested or will vest within 60 days of April 17, 2023. Mr. Saunders is the managing member of Triplet and has voting and dispositive control over the securities held by Trust and thus Mr. Saunders may be deemed to indirectly beneficially own shares and warrants held by Triplet and the Trust, but disclaims beneficial ownership of such shares and warrants except to the extent of any pecuniary interest therein. The business address of this stockholder is 1142 N Venetian Dr., Miami Beach, FL 33139.
(11)Consists of 141,322 shares and 233,333 convertible warrants.
(12)Consists of 69,063 shares and 66,667 convertible warrants.
(13)Consists of 29,353 shares and 53,333 convertible warrants.
(14)Consists of 5,160 shares held by Mr. Miller, and 36,568,002 shares of Class A Common Stock held by LCP Edge Holdco LLC. Brian Miller, as Vice President of LCP Edge Holdco LLC, may be deemed to directly or indirectly beneficially own the shares as he may be deemed to have shared voting and dispositive power over the 36,568,002 shares, but hereby disclaims any beneficial ownership of any shares held by LCP Edge Holdco except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2022 to which we have been a party in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation” and “2022 Director Compensation.”
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and executive officers and certain other officers of the Company. Each indemnity agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
Investor Rights Agreement
On May 4, 2021, we consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated December 8, 2020, by and among Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), Hydrate Merger Sub I, Inc. (“Merger Sub I”), Hydrate Merger Sub II, LLC (“Merger Sub II”), LCP Edge Intermediate, Inc., the indirect parent of HydraFacial, and LCP Edge Holdco, LLC (“LCP Edge Holdco” or “Former Parent,” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”) (the “Merger Agreement”), which provided for: (a) the merger of Merger Sub I with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of HydraFacial with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
In connection with the consummation of the Business Combination, on May 4, 2021, the Company and LCP Edge Holdco entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, LCP Edge Holdco has the right to designate a number of directors for appointment or election to the Company’s Board of Directors as follows: (i) one director for so long as LCP Edge Holdco holds at least 10% of the outstanding Class A Common Stock, (ii) two directors for so long as LCP Edge Holdco holds at least 15% of the outstanding Class A Common Stock, and (iii) three directors for so long as LCP Edge Holdco holds at least 40% of the outstanding Class A Common Stock (the "Board Designation Right"). Furthermore, for so long as LCP Edge Holdco holds at least 10% of the outstanding Class A Common Stock, LCP Edge Holdco will be entitled to have at least one of its designees represented on the compensation committee and nominating and corporate governance committee of the Company’s Board of Directors. LCP Edge Holdco elected to designate Brian Miller to the Company's Board of Directors pursuant to the Board Designation Right.
Amended and Restated Management Services Agreement
Our wholly-owned subsidiary, HydraFacial LLC, f.k.a. Edge Systems LLC d/b/a The HydraFacial Company, entered into a Management Services Agreement, dated December 1, 2016, with Linden Capital Partners III LP (“Linden Capital Partners III”), which may be deemed to control LCP Edge Holdco, a greater than 5% holder of the Company’s outstanding Class A Common Stock, and DW Management Services, L.L.C. (“DW Management Services”), pursuant to which the parties receive quarterly monitoring fees of the greater of (a) $125,000 and (b) 1.25% of Last Twelve Months EBITDA multiplied by the quotient of (x) the aggregate capital invested by the investors or DW Healthcare Partners IV (B), L.P.  (the “DWHP Investors”) into LCP Edge Holdco and/or its subsidiaries as of such date, divided by (y) the sum of (i) the aggregate capital invested by the DWHP Investors into LCP Edge Holdco and/or its subsidiaries, plus (ii) the aggregate capital invested by the Linden Capital Partners III into LCP Edge Holdco and/or its subsidiaries as of the date of payment. In addition, the management services agreement provides for other fees in relation to services that may be provided in connection with equity and/or debt financing, acquisition of any other business, company, product line or enterprise, or divestiture of any division, business, and product or material assets. The fees vary between 1% and 2% of the related transaction amount. Linden Capital Partners III also received a transaction fee upon the consummation of the Business Combination.
In connection with the consummation of the Business Combination, HydraFacial and Linden Capital Partners III amended the Management Services Agreement such that Linden Capital Partners III agreed to provide advisory services to HydraFacial related to mergers and acquisitions until May 4, 2022 (the one year anniversary of the Business Combination). As consideration for such services, HydraFacial agreed to pay a fee, equal to 1% of enterprise value, to Linden Capital Partners III upon the consummation of any such transaction. Pursuant to such provision, HydraFacial recorded approximately $0.2 million of charges related to management services fees for the year ended December 31, 2021, however, HydraFacial did not incur any management fees during the year ended December 31, 2022.

In connection with the consummation of the Business Combination, on May 4, 2021, the Company, Hydrafacial, and the Linden Manager entered into the Linden Management Services Agreement pursuant to which the Linden Manager agreed to provide advisory services at the request of the Company related to mergers and acquisitions until May 4, 2022. As consideration for such services, the Company agreed to pay a fee to the Linden Manager, equal to 1% of the enterprise value of the target acquired, upon the consummation of any such transaction. The Company also agreed to reimburse the Linden Manager for certain expenses in connection with such advisory services. However, pursuant to the Linden Management Services Agreement, the Company’s obligation to pay the 1% fee expired twelve months after the consummation of the Business Combination on May 4, 2022, and as a result, HydraFacial did not incur any such fee during the year ended December 31, 2022.
Related Party Leases
The Company maintained an office in Miami Beach, Florida, whereby the Company, on a monthly basis, reimbursed an entity owned by the Company’s Chairman that makes such office available to the Company for its employees and affiliates. Expense for this property was not material for the year ended December 31, 2022.

As of March 2023, the Company no longer maintains the Miami Beach office.
Policies and Procedures for Related Party Transactions
The audit committee charter of the Company provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the transaction and the benefits of the transaction to the Company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act and our Bylaws, stockholder proposals that are intended to be presented at our 2024 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 30, 2023. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2024 annual meeting of stockholders is not later than the close of business on the 90th day (March 16, 2024), nor earlier than the 120th day (February 15, 2024) prior to the anniversary date of the immediately preceding annual meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2024.
Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 2165 Spring Street, Long Beach, California 90806. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS
We do not know of any business, other than as described in this Proxy Statement, that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.
To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 1, 2023, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO THE BEAUTY HEALTH COMPANY, ATTN: SECRETARY, 2165 SPRING STREET, LONG BEACH, CALIFORNIA 90806. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15661-P91983

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BEAUTY HEALTH COMPANY

The Board of Directors recommends a vote of "FOR ALL" on Proposal No. 1, and "FOR" on Proposal No. 2 and Proposal No. 3.

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Michael D. Capellas
02) Dr. Julius Few
03) Brian Miller

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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FOR THE 2023 ANNUAL STOCKHOLDERS' MEETING OF THE BEAUTY HEALTH COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew Stanleick, Liyuan Woo and Paul Bokota (each a "*Proxy*" and collectively, the "*Proxies*"), and each of them independently, with full power of substitution as Proxies to vote the shares of Class A Common Stock of the Company (as defined below) that the undersigned is entitled to vote (the "*Shares*") at the 2023 Annual Stockholders' Meeting of The Beauty Health Company (the "*Company*") to be held virtually on June 14, 2023 at 1:00 p.m. PDT at www.virtualshareholdermeeting.com/SKIN2023, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies' discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side